UNITED STATES

SECURITIES & EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a -12

FAR EAST ENERGY CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Far East Energy Corporation —Partners in Clean Energy

Far East Energy Corporation

363 N. Sam Houston Parkway East, Suite 380

Houston, Texas 77060

August 20, 2008

Houston, Texas

To the Stockholders of Far East Energy Corporation:

You are cordially invited to attend the annual meeting of stockholders of Far East Energy Corporation (the “Company”), which will be held on Tuesday, September 30, 2008 at 10:00 a.m. (local time), at the Crowne Plaza Greenspoint, 425 N. Sam Houston Parkway E., Houston, Texas 77060, and at any adjournment or postponement thereof. On the following pages you will find the notice of annual meeting and the proxy statement with detailed information about the business to be considered at the meeting. The proxy statement and proxy card are first being distributed to stockholders on or about August 26, 2008.

All holders of the Company’s shares of common stock, par value $0.001 per share, at the close of business on August 12, 2008 will be entitled to vote at the annual meeting of stockholders. To assure that you are represented at the annual meeting, whether or not you plan to attend the meeting in person, please read carefully the accompanying proxy statement. Your vote is very important. Please complete, date, sign and return the enclosed proxy card promptly.

Sincerely,

Michael R. McElwrath

President and Chief Executive Officer

Far East Energy Corporation

363 N. Sam Houston Parkway East, Suite 380

Houston, Texas 77060

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Tuesday, September 30, 2008

The Annual Meeting of Stockholders of Far East Energy Corporation will be held at the Crowne Plaza Greenspoint, 425 N. Sam Houston Parkway E., Houston, Texas 77060, on Tuesday, September 30, 2008, at 10:00 a.m., local time, to consider the following matters:

1. The election of seven directors named in the attached proxy statement for the ensuing year; and

2. To transact such other business as may be properly brought before the meeting or any adjournment thereof. No other matters are expected to be voted on at the meeting.

The Board of Directors has fixed the close of business on August 12, 2008, as the record date for determining stockholders of record entitled to notice of, and to vote at, the meeting or any adjournment thereof.

By Order of the Board of Directors,

Houston, Texas	Andrew Lai
August 20, 2008	Secretary

YOUR VOTE IS IMPORTANT!

PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY.

Far East Energy Corporation

363 N. Sam Houston Parkway East, Suite 380

Houston, Texas 77060

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors of Far East Energy Corporation (the “Company”) solicits stockholders’ proxies in the accompanying form for use at the Annual Meeting of Stockholders to be held on Tuesday, September 30, 2008, at 10:00 a.m., local time, at the Crowne Plaza Greenspoint, 425 N. Sam Houston Parkway E., Houston, Texas 77060, and at any adjournments thereof (the “Meeting”). This Proxy Statement, the accompanying proxy card and the Company’s 2008 Annual Report to Stockholders are being mailed, beginning on or about August 26, 2008, to all stockholders entitled to receive notice of, and to vote at, the Meeting.

The principal executive offices of the Company are located at 363 N. Sam Houston Parkway East, Suite 380, Houston, Texas 77060. Any writing required to be sent to the Company should be mailed to this address.

Stockholders Entitled to Vote

The Board of Directors has fixed August 12, 2008 as the record date for determining stockholders who are entitled to vote at the Meeting (the “Record Date”). At the close of business on the Record Date, the Company had issued and outstanding 161,210,390 shares of common stock, par value $0.001 (the “Common Stock”), held of record by approximately 100 stockholders. Each share of Common Stock is entitled to one vote on each matter properly coming before the Meeting.

Voting of Proxies

Because many of the Company’s stockholders are unable to attend the Meeting, the Board of Directors solicits proxies by mail to give each stockholder an opportunity to vote on all items of business scheduled to come before the Meeting. Each stockholder is urged to:

(1)	read carefully the material in this Proxy Statement;

(2)	specify his or her voting instructions on each item by marking the appropriate boxes on the accompanying proxy card; and

(3)	sign, date and return the proxy card in the enclosed, postage prepaid envelope.

The accompanying proxy card provides a space, with respect to the election of directors, for a stockholder to withhold voting for any or all nominees for the Board of Directors, but does not permit a stockholder to vote for any nominee not named on the proxy card. The card also allows a stockholder to abstain from voting on any other item if the stockholder chooses to do so.

When the accompanying proxy card is properly executed and returned with voting instructions with respect to any of the items to be voted upon, the shares represented by the proxy will be voted in accordance with the stockholder’s directions by the persons named on the proxy card as proxies of the stockholder. If a proxy card is signed and returned, but no specific voting instructions are given, the shares represented by the proxy card will be voted: (1) FOR the election of the seven nominees for the Board of Directors named on the accompanying proxy card and (2) with respect to any other business that may be properly brought before the Meeting, by the proxy holders as the Board of Directors recommends.

Unless otherwise indicated by the stockholder, returned proxy cards also confer upon the persons named on the card, as proxies for the stockholder, discretionary authority to vote all shares of stock represented by the proxy card on any item of business that is properly presented for action at the Meeting, even if not described in this Proxy Statement. If any of the nominees for director named below should be unable or unwilling to accept nomination, the proxies will be voted for the election of such other person as may be recommended by the Board of Directors. The Board of Directors, however, does not expect that any other matters will be voted on at the Meeting or has any reason to believe that any of the nominees for director will be unavailable for election.

Revocation of Proxies

If a stockholder executes a proxy, he or she may revoke it at any time before it is voted by submitting a new proxy card bearing a later date to the Secretary of the Company or by communicating his or her revocation in writing to the Secretary of the Company. A stockholder may also revoke his or her proxy by attending the Meeting and voting his or her shares in person. New proxies or revocations should be submitted to the Secretary of the Company at 363 N. Sam Houston Parkway East, Suite 380, Houston, Texas, 77060. A stockholder may not vote in person at the Meeting regarding matters for which the stockholder has executed a proxy and has not revoked it.

Quorum and Votes Required to Approve the Proposals

A “quorum” is necessary to hold the Meeting. The presence in person or by executed proxy of the holders of at least a majority of the aggregate voting power represented by the shares of Common Stock issued and outstanding and entitled to vote at the Meeting shall constitute a quorum for transacting business at the Meeting. If a quorum is not represented, in person or by proxy, at the Meeting, the stockholders representing a majority of the voting power of the Company’s common stock entitled to vote at the Meeting who are present, in person or by proxy, or the chairman of the Meeting, including any adjourned meeting, whether or not a quorum is present, may adjourn the Meeting from time to time until a quorum shall be represented. At any adjourned meeting at which a quorum is represented, any business may be transacted which might have been transacted as originally called.

Any shares that are withheld or abstain from voting will be counted for the purpose of obtaining a quorum. Abstentions and shares held in “street name” by brokers or nominees for a beneficial owner who do not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner (“broker non-votes”) are counted as present and entitled to vote for purposes of determining a quorum.

Directors will be elected by a plurality of the votes cast by the shares of Common Stock entitled to vote in the election. The total number of votes cast “for” a proposal will be counted for purposes of determining whether sufficient affirmative votes have been cast to approve such proposal. Abstentions from voting on a proposal, as well as broker non-votes, will be considered for purposes of determining the number of total votes present at the Meeting to determine whether a quorum is present. Abstentions and broker non-votes will not be counted in determining the total number of votes cast and will have no effect on the outcome of the proposals.

Any stockholder of record entitled to vote at the Meeting may attend the Meeting and vote in person. However, a stockholder may not vote at the Meeting on those matters for which the stockholder has executed a proxy and has not revoked it. Furthermore, if a stockholder’s shares are held of record by a broker, bank or other nominee, that person is considered the beneficial owner of shares held in street name. Since a beneficial owner is not the stockholder of record, that person may not vote these shares in person at the Meeting unless he or she obtains a “legal proxy” from the broker, bank or other nominee that holds his or her shares, giving that person the right to vote the shares at the Meeting. Brokers, banks or nominees have enclosed or provided voting instructions for beneficial owner’s to use in directing the broker, bank or nominee how to vote his or her shares with this Proxy Statement. If a stockholder does not intend to vote his or her shares by proxy, he or she may attend the Meeting and vote in person by following the procedures described below.

Attending the Meeting

A person is entitled to attend the Meeting only if that person was a stockholder as of the close of business on August 12, 2008 or that person holds a valid proxy for the Meeting. Any person attending the Meeting should be prepared to present photo identification for admittance. In addition, the names of stockholders of record will be verified against the list of stockholders of record on the Record Date prior to being admitted to the Meeting. Anyone who is not a stockholder of record but holds shares through a broker or nominee (i.e., in street name) should provide proof of beneficial ownership on the Record Date, such as his or her most recent account statement prior to August 12, 2008, a copy of the voting instruction card provided by his or her broker or nominee, or other similar evidence of ownership together with a letter from the broker or nominee appointing such stockholder as their proxy. Anyone who does not provide photo identification or comply with the other procedures outlined above upon request will not be admitted to the Meeting.

Stockholder Proposals for 2009 Annual Meeting

The Company currently expects that the 2009 Annual Meeting of Stockholders will be held on September 29, 2009. The Company’s Amended and Restated Bylaws state that a stockholder must give the Secretary of the Company written notice, at the Company’s principal executive offices, of its intent to present a proposal at the Company’s 2009 Annual Meeting of Stockholders by July 1, 2009, but not before, June 1, 2009. However, in the event that the 2009 Annual Meeting of Stockholders is advanced by more than 30 days or delayed by more than 70 days from September 29, 2009, the proposal must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the latter of (1) the 90th day prior to such annual meeting, or (2) the 10th day following the day the notice of such annual meeting was first given. Additionally, in order for stockholder proposals which are submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be considered by the Company for inclusion in the Company’s proxy materials for the 2009 Annual Meeting of Stockholders, they must be received by the Secretary of the Company at the Company’s executive offices no later than the close of business on July 1, 2009.

Cost of Proxy Solicitation

The cost of preparing, printing and mailing this Proxy Statement and of the solicitation of proxies will be borne by the Company. Solicitation will be made by mail and, in addition, may be made by directors, officers and employees of the Company personally or by written communication, telephone, facsimile or other means. The Company will request brokers, custodians, nominees and other like parties to forward copies of proxy materials to beneficial owners of stock and will reimburse these parties for their reasonable and customary charges or expenses in connection with forwarding the materials. The Company has retained Innisfree M&A Incorporated to aid in the solicitation of proxies for a fee of approximately $8,500, plus reasonable costs and expenses.

CORPORATE GOVERNANCE

Role of the Board of Directors

The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company. However, it is not involved in day-to-day operating details. Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers and by reviewing analyses and reports sent to them, as well as by participating in Board and committee meetings.

Board Independence

The Board of Directors has determined that each of the current directors standing for election, except for Michael R. McElwrath, has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of the listing standards of American Stock Exchange LLC (“AMEX”).

Committees of the Board of Directors

To assist in carrying out its duties, the Board of Directors established three committees. The three committees are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and assists the Board of Directors and management of the Company in ensuring that the Company consistently acts with integrity and accuracy in financial reporting. The Audit Committee’s responsibilities include:

•	selecting and reviewing the Company’s independent registered public accounting firm and their services;

•	reviewing and discussing with appropriate members of the Company’s management, the audited financial statements, related accounting and auditing principles, practices and disclosures;

•	reviewing and discussing the Company’s quarterly financial statements prior to the filing of those quarterly financial statements;

•

establishing procedures for the receipt of, and response to, any complaints received regarding accounting, internal accounting controls, or auditing matters, including anonymous submissions by employees;

•	reviewing the accounting principles and auditing practices and procedures to be used for the Company’s financial statements and reviewing the results of those audits; and

•	monitoring the adequacy of the Company’s operating and internal controls as reported by management and the independent registered public accounting firm.

William A. Anderson is the chairman of the Audit Committee, and the other members of the Audit Committee are John C. Mihm, Lucian L. Morrison and Thomas E. Williams. The Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the AMEX listing standards and satisfies the AMEX listing standards financial literacy requirements. The Board of Directors has determined that William A. Anderson is an Audit Committee Financial Expert as that term is defined under Item 407 of Regulation S-K. The Board of Directors has adopted a written charter for the Audit Committee, and a current copy of the charter is available on the Company’s website at www.fareastenergy.com under the “Investor Relations” caption.

Compensation Committee

The Compensation Committee’s responsibilities include:

•

establishing and reviewing the overall corporate policies, goals and objectives for the compensation of the Company’s Chief Executive Officer and other executive officers, including a review of the relationship of executive compensation to corporate performance and relative stockholder return, compensation at comparable companies, past years compensation to executives, tax and accounting treatment and other relevant factors;

•

evaluating the performance of the Company’s Chief Executive Officer and other executive officers in light of the corporate goals and objectives and, based on that evaluation, determining the compensation of the Chief Executive Officer and other executives officers, including individual elements of salary, bonus, supplemental retirement, incentive and equity compensation, and determine the appropriate allocation among individual elements in light of the corporate goals and the performance evaluation; and

•

making recommendations to the Company’s Board of Directors regarding the salaries, benefits and other compensation of the Company’s non-employee directors, committee chairpersons, and committee members.

John C. Mihm is the chairman of the Compensation Committee, and the other members are Donald A. Juckett and William A. Anderson. The Board of Directors has determined that each member of the Compensation Committee is independent within the meaning of the AMEX listing standards. The Board of Directors has adopted a written charter for the Compensation Committee, and a copy of the charter is available on the Company’s website at www.fareastenergy.com under the “Investor Relations” caption. For further discussion of the responsibilities of the Compensation Committee, see “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for assisting the Board of Directors by (1) identifying individuals qualified to serve on the Company’s Board of Directors and recommending to the Board of Directors the nominees for election by stockholders at each annual meeting, (2) recommending to the Board of Directors, director nominees for each committee of the Board of Directors, (3) developing, recommending to the Board of Directors, and assessing corporate governance policies for the Company, and (4) overseeing an annual review of the Board of Directors’ performance. The Nominating and Corporate Governance Committee’s responsibilities include:

•	assessing, developing and communicating with the Board of Directors concerning the appropriate criteria for nominating and appointing directors;

•	actively seeking individuals qualified to become members of the Board of Directors for recommendation to the Board of Directors;

•

if and when requested by the Board of Directors, identifying and recommending to the Board of Directors the appointees to be selected by the Board of Directors for service on the committees of the Board of Directors and for service as the Company’s technical advisors;

•	having sole authority to retain and terminate any search firm used to identify director candidates and having sole authority to approve the search firm’s fees and other retention terms;

•	developing, assessing and recommending corporate governance policies, including the Company’s Code of Business Conduct, to the Board of Directors;

•

reviewing, on behalf of the Board of Directors, the charter of each committee of the Board of Directors and making recommendations to the relevant committees with respect to these charters and to the Board of Directors in connection with the Board of Directors’ action relating to these charters; and

•	overseeing an annual review of the performance of the Board of Directors.

John C. Mihm is the chairman of the Nominating and Corporate Governance Committee, and the other members are C.P. Chiang and Donald A. Juckett. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the AMEX listing standards. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, and a current copy of the charter is available on the Company’s website at www.fareastenergy.com under the “Investor Relations” caption.

Consideration of Director Nominees

Director Qualifications

The Nominating and Corporate Governance Committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Directors. In identifying candidates for membership on the Board of Directors, the Nominating and Corporate Governance Committee takes into account:

•

Whether the director/potential director assists in achieving a mix of members of the Board of Directors that represents a diversity of background and experience (including with respect to age, gender, industry knowledge and experience, including experience in China, and financial expertise) that, at the then applicable stage in the life of the Company, will result in the Board of Directors having the necessary tools to perform its oversight function effectively.

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Personal individual characteristics, including strength of character, inquiring mind, mature judgment, independence of thought, ability to work collegially and effectively with others, high moral standards, loyalty to the Company and its business plan, concern for the Company’s success and welfare, personal integrity and high performance standards.

•

Other individual characteristics, including, ability to read and understand basic financial statements, business experience with high levels of responsibility, high accomplishments as a leader in his or her field or in the companies he or she has been associated with, superior credentials and recognition, commitment to enhancing stockholder value, experience at the strategy/policy setting level, experience dealing with complex problems or crisis response, the time available to contribute special competencies to Board activities, service on the boards of public and private companies, oil and gas industry experience or the time available to enhance knowledge of the oil and gas industry, and freedom from conflicts of interest.

Candidates who do not meet all of these requirements may still be considered, as the Nominating and Corporate Governance Committee will seek candidates who present the best combination of these characteristics.

Identifying and Evaluating Nominees for Directors

When identifying and evaluating incumbent directors whose terms are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term including the number of meetings attended, level of participation, quality of performance, and any transactions of such directors with the Company during their term. The Nominating and Corporate Governance Committee then evaluates that information in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of the stockholders.

When identifying new director candidates, the Nominating and Corporate Governance Committee may use the Board of Directors’ network of contacts or a professional search firm to compile a list of candidates. To date, the Nominating and Corporate Governance Committee has not used a professional search firm to compile a list of candidates. The Nominating and Corporate Governance Committee next submits and requires the candidate to complete a questionnaire and determines whether the nominee is independent as such term is defined under the AMEX listing standards, which determination is based upon applicable securities laws, the rules and regulations of the Securities and Exchange Commission and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee may also organize interviews and meetings to evaluate the candidate and collegiality of the relationship with the other directors. Finally, the Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications, chooses a candidate by majority vote and then proposes the candidate to the entire Board of Directors.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. If a stockholder has a suggestion for candidates for election to the Board of Directors at the 2009 Annual Meeting of Stockholders, the Company’s Amended and Restated Bylaws provide that the recommendation must be submitted in writing to the Secretary of the Company at 363 N. Sam Houston Parkway East, Suite 380, Houston, Texas 77060, no earlier than the close of business on June 1, 2009 nor later than the close of business on July 1, 2009. However, in the event that the 2009 Annual Meeting of Stockholders is advanced by more than 30 days or delayed by more than 70 days from September 29, 2009, the recommendation must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the latter of (1) the 90th day prior to such annual meeting, or (2) the 10th day following the day the notice of such annual meeting was first given. Submissions must include each of the following:

•	The name and record address of the stockholder who intends to make such nomination;

•	The class and number of shares which are beneficially owned by the stockholder;

•

The name in which such shares are registered on the stock transfer books of the Company and if such stockholder is not the holder of record at the time of the submission, a representation that such stockholder has a valid proxy granted by the record holder at the time of such submission which is in full force and effect and which authorizes the stockholder to make and vote on such submission together with an attached complete copy of such proxy;

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A representation whether the stockholder or the beneficial owner, if any, intends to become or is currently part of a “group” (as such term is used in Section 13(d)(3) of the Exchange Act) which intends to (1) deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s outstanding Common Stock required to elect a nominee to the Board of Directors and/or (2) otherwise solicit proxies from stockholders in support of such nomination;

•	The name, age, business and residential address of each individual to be nominated;

•	The principal occupation or employment of each individual to be nominated;

•	The class and number of shares which are beneficially owned by each individual to be nominated;

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All other information relating to each individual to be nominated that is required to be disclosed in solicitations for proxies in an election of directors pursuant to Regulation 14A under the Exchange Act;

•	The signed consent of any such nominee to serve as a director, if so elected;

•	A representation that the stockholder is entitled to vote at the meeting and intends to appear at the meeting in person or by proxy to nominate each individual; and

•

A description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder.

The Company may require the stockholder making such nomination or the proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.

Meetings

During the Company’s year ended December 31, 2007, there were 12 meetings of the Board of Directors, 4 meetings of the Audit Committee, 11 meetings of the Compensation Committee and 5 meetings of the Nominating and Corporate Governance Committee. During 2007, each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and Board of Directors’ committees on which the director served. While the Company does not have a formal policy regarding director attendance at annual meetings of stockholders, the Company encourages each director to attend each annual meeting of stockholders. In practice, the Company intends to schedule regular Board of Directors meetings on the same day as the annual meeting of stockholders, which the Company believes will facilitate director attendance at the annual stockholders’ meeting. Last year, all directors serving at the time of the meeting attended the annual meeting.

Communications with the Company

Stockholders may communicate directly with the Board of Directors, any committee of the Board of Directors, all independent directors, or any one director serving on the Board of Directors by sending written correspondence to the desired person or entity in care of the Company’s Secretary at 363 N. Sam Houston Parkway East, Suite 380, Houston, Texas 77060. Communications are distributed to the Board of Directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication.

Code of Business Conduct

The Board of Directors has adopted a Code of Business Conduct. The full text of the Code of Business Conduct is posted on the Company’s website at www.fareastenergy.com under the “Investor Relations” caption and is also available in print to any stockholder who requests a copy. The Company intends to disclose future amendments to, or waivers from, certain provisions of the Code of Business Conduct on the Company’s website within four business days following the date of such amendment or waiver.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

BOARD OF DIRECTORS

The Company’s Amended and Restated Bylaws provide that Board of Directors may consist of up to nine directors. At the Meeting, seven directors are to be elected, each to hold office for one year or until his successor is duly elected and qualified. Unless otherwise specified on the proxy card, the shares represented by the enclosed proxy will be voted for the election of the seven nominees named below. The Board of Directors has no reason to believe that any nominee will be unable to serve if elected and each nominee has consented to serve if elected. In the event any nominee shall become unavailable for election, it is intended that such shares will be voted for the election of a substitute nominee selected by the Board of Directors. However, in no event will proxies will be voted for a greater number of persons than seven, which is the number of nominees for the Board of Directors. Pursuant to the Company’s employment agreement with Michael R. McElwrath, during the term of Mr. McElwrath’s employment, the Company agreed to nominate Mr. McElwrath for election to the Board of Directors at each annual meeting of the stockholders called for the purpose of electing directors. The Nominating and Corporate Governance Committee and the Board of Directors have recommended each of the below nominees for directors.

NOMINEES FOR DIRECTOR

Name	Age	Position
Thomas E. Williams	55	Chairman of the Board
Michael R. McElwrath	56	President, Chief Executive Officer and Director
William A. Anderson	69	Director
C. P. Chiang	65	Director
Donald A. Juckett	64	Director
John C. Mihm	66	Director
Lucian L. Morrison	71	Director

Thomas E. Williams has served as Chairman of the Board since June 2007 and was appointed as a director in February 2004. Mr. Williams also serves on the Audit Committee of the Board. From 2000 until his retirement in 2007, Mr. Williams served as Vice President, Research and Business Development of Noble Technology Services, a wholly-owned subsidiary of Noble Corporation. Mr. Williams also served as President of Maurer Technology Inc., a leading drilling R&D and engineering technology company and a wholly-owned subsidiary of Noble Corporation. He held senior executive positions at the U.S. Departments of Energy and Interior during the Bush Administration from 1989 to 1993. From 1993 to 2000, he was Business Development Director at Westport Technology Center in Houston, an upstream oil and gas research company. He was a co-founder and served on the Board of Cementing Solutions, Inc., an oil and gas cementing services and technology company based in Houston, Texas. He has been in the oil and gas industry for over 27 years, having owned and operated an oil and gas exploration, production and consulting company prior to joining the Department of Energy. Mr. Williams has authored numerous energy publications, presentations and articles and serves on a number of oil and gas organizations, associations and boards including serving as a director of Petris Technology, Inc., Research Partnership to Restore Energy for America and Petroleum Technology Transfer Council, serving as Managing Director of Nautilus International LLC, and TerraPlatforms LLC, serving as a partner of EP2 LLC, serving as Contributors Committee Co-Chair of DeepStar Consortium, and serving as a project advisor and consultant for the Environment Friendly Drilling Project. He is a member of the Society of Petroleum Engineers, the Independent Petroleum Association of America, and American Association of Drilling Engineers. He has a degree in business from Campbellsville College.

Michael R. McElwrath has served as the Company’s President and Chief Executive Officer since October 2003. He became a director in October 2003 and served as Chairman of the Board from October 2003 until January 2005. Mr. McElwrath also served as Secretary and Treasurer from October 2003 until March 2005. He was employed as Vice President of Hudson Highland (formerly known as TMP Worldwide) from 1999 until joining the Company in October 2003. He also served as Acting Assistant Secretary of Energy in the first Bush Administration, as Director of the National Institute for Petroleum and Energy Research, as Director of British Petroleum’s outsourced exploration and production lab for the Americas and as Deputy Assistant Secretary for policy for the U.S. Department of Interior in the last year of the Reagan Administration. Mr. McElwrath holds a J.D. from the University of Texas School of Law, as well as a B.A. from the Plan II Honors Program at the University of Texas. He is also a member of the Society of Petroleum Engineers, the Independent Petroleum Association of America, and the Texas Independent Producers and Royalty Owners Association.

William A. Anderson has served as a member of the Company’s Board since October 2007. Mr. Anderson is the chairman of the Audit Committee and has been designated as an “audit committee financial expert.” He also serves on the Compensation Committee of the Board. Mr. Anderson has served as a consultant for Eastman Dillon Oil and Gas Association since 2006. From 1989 through 2005, he was a founder and partner of Weller, Anderson & Co. Ltd., a full-service stock brokerage firm. Prior to founding Weller in 1989, Mr. Anderson held several senior executive positions, including President of HARC Technologies, President of Rainbow Pipeline Company, President of Farmers Oil Company, Chief Financial Officer of ENSTAR Corporation, and General Partner and Senior Vice President of Blyth, Eastman, Dillon & Co. Mr. Anderson has extensive corporate board experience, having served as a director, committee chairman and/or committee member for a number of organizations, including Rancher Energy Corp., Tom Brown, Inc., Equisales, Inc., NationsBank Houston, Northern Trust Bank of Texas, American Income Life Insurance Company, Wing Corporation and Seven J-Stock Farm, Inc. He holds an MBA from the Harvard Business School and a B.S. in Business Administration from the University of Arkansas.

C.P. Chiang has served on the Board since December 2006. He also serves on the Nominating and Corporate Governance Committee. From 2001 until his retirement in 2006, Mr. Chiang served as the China Project Manager/Country Manager—China of Burlington Resources where he was responsible for managing the operations and activities of Burlington Resources in China and worked closely and negotiated with various Chinese governmental organizations. Throughout his 36 year career in the oil and gas industry, Mr. Chiang has held various engineering and management positions with oil and gas companies including British Gas E&P, Inc., Tenneco Oil Production and Exploration and Exxon Oil Company, now known as Exxon Mobil Corporation. Mr. Chiang earned a B.S. degree in mining engineering from National Cheng Kung University and a M.S. degree in petroleum engineering from New Mexico Institute of Mining and Technology.

Donald A. Juckett has served as a director since May 2004. He also serves on the Nominating and Corporate Governance Committee and the Compensation Committee of the Board. Since November 2005, Dr. Juckett has held the positions of Director and Founding Director of the Washington, D.C. Office of the American Association of Petroleum Geologists. Prior to that, Dr. Juckett was self-employed as an industry information consultant. He served at the U.S. Department of Energy from 1988 until his retirement in 2003. At his retirement, Dr. Juckett was Director of the Office of Natural Gas and Petroleum Import and Export Activities for Fossil Energy. During his tenure with the Department of Energy, he also served as a member of the Senior Executive Service and held positions as Director of the Office of Natural Gas and Petroleum Import and Export Activities, Director for Natural Gas and Petroleum Technology and Acting Deputy Assistant Secretary for Natural Gas and Petroleum Technology. Dr. Juckett managed a portfolio of international projects including bilateral agreements with China, Russia, Venezuela, Ukraine, Bangladesh and Mexico. Dr. Juckett also played an active role in the formation of the United States/China Oil and Gas Industry Forum in 1998. From 1974 to 1988, Dr. Juckett worked for Phillips Petroleum Company, now known as ConocoPhillips, Inc., in management positions including responsibility for the support of worldwide divisions with exploration technologies including geochemistry and satellite imagery. Dr. Juckett earned a B.S. degree in chemistry from the State University of New York-Oswego and a Ph.D. in chemistry from the State University of New York-Albany.

John C. Mihm has served as a director since May 2004. He served as Chairman of the Board from January 2005 through June 2007. Mr. Mihm currently serves as chairman of both the Compensation Committee and the Nominating and Corporate Governance Committee of the Board as well as a member of the Audit Committee.

He serves on the board of eProjectManagement and HNNG, and also as HNNG’s Vice-President of Engineering. Mr. Mihm is the owner and President of JCM Consulting, PLLC, which provides services in the engineering, construction, and project management field. From 1964 until his retirement in 2003, Mr. Mihm worked for Phillips Petroleum Company, now known as ConocoPhillips, Inc., in various management positions, finally serving as Senior Vice President of Technology and Project Development. Mr. Mihm’s career includes over 20 years of work experience in China on offshore development and onshore coalbed methane exploration, working closely with China National Petroleum Corporation, China National Offshore Oil Corporation and SINOPEC on several joint ventures and employee development programs. He is a past board member of The Society of Petroleum Engineers and the ASME Foundation. Mr. Mihm is a registered professional engineer in Texas and Oklahoma. Mr. Mihm earned a B.S. degree in chemical engineering from Texas Tech University and serves on or has served on advisory boards at Texas Tech University, Oklahoma State University, University of Tulsa, University of Texas, Colorado School of Mines, Georgia Tech and University of Trondheim.

Lucian L. Morrison was appointed to the Board in January 2008. He also serves as a member of the Audit Committee of the Board and has been designated as an “audit committee financial expert.” Mr. Morrison currently serves as a director, audit committee member and compensation committee member of Erie Indemnity Company. Additionally, Mr. Morrison served as a director of Encore Trust Company from 2005 to 2007 and of Encompass Services, Inc. from 1997 to 2003. He founded Heritage Trust Company in 1979 and served as its CEO until 1990 when he sold it to Northern Trust Bank of Texas. He served as director and chairman of the Trust Committee of Northern Trust Bank of Texas from 1990 until 1992. He co-founded Sentinel Trust Company in 1997 and continues to serve as a consultant to the company and its other founders, and a director and a member of the company’s investment committee. From 1998 to 2002, he was chairman of Wing Corporation, a private exploration and production company. Mr. Morrison serves as an independent trustee and consultant in trust, estate, probate and qualified plan matters and also manages oil and gas properties in Texas. He is also a development board member of the University of Texas Houston Health Science Center. He holds a J.D. from the University of Texas School of Law, a graduate degree from the Southern Methodist University Southwestern Graduate School of Banking, Trust Division and a B.B.A. in Accounting from the University of Texas School of Business Administration.

The Board of Directors unanimously recommends a vote FOR the nominees set forth above.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s accounting and financial reporting processes and the integrity of the Company’s financial statements on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under SAS 61 and other generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm, the auditor’s independence from management and the Company, and has received from the independent registered public accounting firm the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for the audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Audit Committee

William A. Anderson, Chairman John C. Mihm Lucian L. Morrison Thomas E. Williams

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEE INFORMATION

Audit Fees

The aggregate fees billed by Payne, Smith & Jones, P.C. for professional services rendered for the audit of the Company’s annual financial statements for the years ended December 31, 2007 and 2006 and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those years were $140,839 and $153,682, respectively.

Audit-Related Fees

Payne, Smith & Jones, P.C. did not render any audit-related professional services for the years ended December 31, 2007 and 2006.

Tax Fees

The aggregate fees billed by Payne, Smith & Jones, P.C. for professional services rendered for tax compliance, tax advice, or tax planning for the years ended December 31, 2007 and 2006 were $5,000 and $5,553, respectively. The fees were for the preparation of corporate tax returns.

All Other Fees

Payne, Smith & Jones, P.C. did not bill any other fees for professional products or services rendered to the Company, other than those described above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” for the years ended December 31, 2007 and 2006.

The Audit Committee pre-approved all of the audit and non-audit fees described above for the years ended December 31, 2007 and 2006.

Pre-Approval Policies and Procedures

In accordance with the Audit Committee Charter, the Audit Committee has established policies and procedures by which it approves in advance any audit and permissible non-audit services to be provided by the Company’s independent registered public accounting firm. Under these procedures, prior to the engagement of the independent registered public accounting firm for pre-approved services, requests or applications for the independent registered public accounting firm to provide services must be submitted to the Company’s chief financial officer or his designee and the Audit Committee and the request or application must include a detailed description of the services to be rendered. The chief financial officer or his designee and the independent registered public accounting firm must ensure that the independent registered public accounting firm is not engaged to perform the proposed services unless those services are within the list of services that have received the Audit Committee’s pre-approval and must cause the Audit Committee to be informed in a timely manner of all services rendered by the independent registered public accounting firm and the related fees.

Requests or applications for the independent registered public accounting firm to provide services that require case-by-case approval will be submitted to the Audit Committee (or any Audit Committee members who have been delegated pre-approval authority) by the chief financial officer or his designee. Each request or application must include:

•	a recommendation by the chief financial officer (or designee) as to whether the Audit Committee should approve the request or application; and

•

a joint statement of the chief financial officer (or designee) and the independent registered public accounting firm as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission’s and the Public Company Accounting Oversight Board’s requirements for independence.

The Audit Committee will not permit the independent registered public accounting firm to provide services in connection with a transaction initially recommended by them, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee also will not permit the independent registered public accounting firm to provide any services to the extent that the Securities and Exchange Commission has prohibited the provision of those services by the independent registered public accounting firm, which generally include:

•	bookkeeping or other services related to accounting records or financial statements;

•	financial information systems design and implementation;

•	appraisal or valuation services, fairness opinions or contribution-in-kind reports;

•	actuarial services;

•	internal audit outsourcing services;

•	management functions;

•	human resources;

•	broker-dealer, investment adviser or investment banking services;

•	legal services; and

•	expert services unrelated to the audit.

The Audit Committee delegated authority to the chairman of the Audit Committee, to:

•	pre-approve any services proposed to be provided by the independent registered public accounting firm and not already pre-approved or prohibited by the Audit Committee’s Pre-Approval Policy;

•

increase any authorized fee limit for pre-approved services (but not by more than 20% of the initial amount that was pre-approved) before the Company or its subsidiaries engage the independent registered public accounting firm to perform services for any amount in excess of the fee limit; and

•	investigate further the scope, necessity or advisability of any services as to which pre-approval is sought.

The chairman is required to report any pre-approval or fee increase decisions to the Audit Committee at the next Audit Committee meeting. The Audit Committee does not delegate to management any of the Audit Committee’s authority or responsibilities concerning the independent registered public accounting firm’s services.

EXECUTIVE COMPENSATION

Compensation Committee Interlocks and Insider Participation

John C. Mihm, Donald A. Juckett and William A. Anderson serve on the Compensation Committee. The Company’s independent directors are, and the Company expects that they will continue to be, the only members of the Compensation Committee. None of the Company’s directors or executive officers has a relationship with the Company or any other company that the Securities and Exchange Commission defines as a compensation committee interlock or insider participation that should be disclosed to stockholders.

Executive Officers

Certain information regarding out executive officers has been presented under “Directors, Executive Officers and Corporate Governance—Executive Officers and Board of Directors” of our Form 10-K filed with the Securities and Exchange Commission on March 13, 2008.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis below with management, and based on reviews and discussions, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that it be included in this 2008 Proxy Statement.

Compensation Committee

John C. Mihm, Chairman

William A. Anderson

Donald A. Juckett

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee

It is the responsibility of the Compensation Committee of our Board to set compensation for executive officers and directors, to establish and administer an overall compensation program that promotes the long-term interests of the Company and our stockholders, and to evaluate performance of executive officers.

The Compensation Committee uses information supplied by various sources, including Company management and outside compensation consultants, to assist it in determining compensation for our executive officers. Management’s role is primarily to provide information relevant to performance measurement. At the request of the Compensation Committee, our Chief Executive Officer provides informal evaluations of the performance of the executives that report to him and may make recommendations as to base compensation and performance awards for these individuals. Additionally, our Chief Executive Officer works with the Compensation Committee in determining appropriate criteria for evaluating individual and company performance. Due to the small size of our company, the Compensation Committee is able to make or specifically approve virtually all decisions regarding executive compensation and, therefore, the delegation of the committee’s authority in this regard is very limited.

We have used the compensation consulting firm, Towers Perrin, since 2004. Towers Perrin was selected by the Compensation Committee and reports directly to it. They have performed no other work for us and have no other outside relationship to the Company’s directors or officers. For further information, see “Use of Compensation Consultant and Benchmarking.”

Compensation Philosophy and Objectives

In setting overall total compensation for executive officers, the Compensation Committee strives to achieve and balance the following objectives:

•	hiring and retaining executive officers with the background and skills to help us achieve our company’s objectives;

•	aligning the goals of executive officers with those of the stockholders and the Company;

•	motivating executive officers to achieve the Company’s important short, medium and long-term goals;

•	conserving cash by setting compensation levels consistent with market conditions; and

•	providing sufficient ongoing cash compensation for our employees to meet their personal financial obligations.

The philosophy we use in setting compensation levels and structures is based on the following principles:

•	compensation for our executive officers should be strongly linked to performance;

•

compensation should consist of an increasingly higher percentage of compensation that is at risk and subject to performance-based awards as an executive officer’s range of responsibility and ability to influence the Company’s results increases;

•	compensation should be fair and competitive in relation to the marketplace;

•	employment security should be used to equalize our employment opportunities with those of more mature companies, to the extent appropriate;

•	sense of ownership and long-term perspective should be reaffirmed through our compensation structure; and

•	outstanding achievement should be recognized.

Setting Executive Compensation

The Compensation Committee annually reviews and approves the base salaries, bonuses and equity awards of our executive officers. During 2007, our executive officers included:

Name	Position
Michael R. McElwrath	President, Chief Executive Officer and Director
Randall D. Keys	Chief Financial Officer and Principal Accounting Officer (from October 1, 2007)
Bruce N. Huff	Chief Financial Officer (through September 15, 2007)
Garry R. Ward	Senior Vice President, Engineering
Alex Yang	Senior Vice President, Exploration and Production
Jeffrey R. Brown	President of Far East Energy (Bermuda), Ltd. (through May 15, 2007)
Don Duttlinger	President and Country Manager of Far East Energy (Bermuda), Ltd. (from May 16, 2007 through January 7, 2008)(1)

(1)	On March 12, 2008, Phil A. Christian was appointed as President, Chief Operating Officer and Country Manager of Far East Energy (Bermuda), Ltd.

We use a combination of compensation elements in our executive compensation program, including:

•	salaries;

•	cash bonuses;

•	equity awards;

•	post-termination compensation; and

•	benefits.

Salaries and bonuses are our primary forms of cash compensation. We strive to set salaries competitively by utilizing benchmarks as reference points. We try to provide a reasonable amount of cash compensation to our employees to enable them to meet their personal financial obligations. We provide short-term incentives by awarding annual cash bonuses determined by the Compensation Committee on a discretionary basis. The bonuses reward achievement of short-term goals and allow us to recognize individual and team achievements. The cash portion of our compensation structure consists of a higher percentage of salary as compared to bonus. Bonuses and equity awards are our two forms of performance-based compensation. We chose to use more equity awards than cash awards for performance based compensation. As a result of our lower cash bonuses, annual discretionary cash bonuses as a percentage of our cash compensation are relatively low in comparison to the companies surveyed by Towers Perrin.

We provide long-term incentives through equity awards, which have historically consisted of stock options that vest over time. In 2007, we also began to grant awards of restricted stock that vest over time. Equity awards are a non-cash form of compensation. We believe equity awards are an effective way for us to reward achievement of long-term goals, conserve cash resources and create a sense of ownership in our executives. Options become valuable only as long-term goals are achieved and our stock price rises. They provide our executive officers with a personal stake in the performance of the Company’s equity even before vesting. Restricted stock awards that vest over time provide similar incentives. A large percentage of the total compensation paid to our executive officers consists of equity awards because we believe this is consistent with our philosophy of paying for performance and requiring more compensation to be at risk for employees at the highest level.

In 2007, the Compensation Committee began using performance guidelines that the Company believes measure performance at the executive level with simplicity and transparency and performance awards can be granted in relation to those performance measures. For a development stage company, appropriate, reliable performance measures can be difficult to identify. However, we sought and will continue to seek to identify measurements that are appropriate to a development stage company and which will relate to the achievement of Company goals, particularly in the areas of drilling and production and appropriate management of our cash resources. For 2007, the Compensation Committee used performance measures based on both Company and individual performance factors to determine bonuses for executive officers. For 2008, the Company has adopted similar measures that are based on both Company and individual performance factors and has selected target bonuses based on a percentage of each executive’s base salary. The executive may earn that maximum bonus or percentage of salary only if the company and individual performance factors for the year are fully met. Otherwise, the bonus actually earned will fall short of the maximum potential bonus achievable for the year and will be reduced based upon the committee’s evaluation of company and individual performance factors. The committee believes these performance measures will be a very strong factor in making bonus decisions and may influence salary adjustments and equity awards. However, the Compensation Committee plans to continue to use its discretion in making these compensation decisions.

Our executive officers (other than Mr. Randall Keys) have also entered into employment agreements that have defined termination benefits, which we believe, in part, compensate for the potentially lower annual salary at our company as compared to more mature companies by providing security. Our employment agreements as well as our equity awards generally provide compensation to our executive officers if they are terminated within 24 months of a change in control of the Company, which provides employment and financial security to our employees in that situation. The competitive compensation and the employment agreements foster an environment of relative security within which we believe our executives will be able to focus on achieving Company goals. For further discussion of the employment agreements with our executive officers, see “—Compensation Tables and Additional Information—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with Executive Officers.”

Use of Compensation Consultant and Benchmarking

Towers Perrin provides survey data to the Compensation Committee, which the committee uses to gauge the reasonableness and competitiveness of both total compensation and structure of the compensation package for our executive officers. In January 2007, Towers Perrin provided the Compensation Committee with an analysis of compensation for top executives at certain oil and gas companies, primarily smaller companies with revenues below $175 million. The analysis included a combination of data from the William M. Mercer 2006 Energy Industry Compensation Survey and the Towers Perrin 2006 Oil & Gas Compensation Survey. The Mercer survey included data from more than 100 small to mid-sized companies grouped by size. The Towers Perrin survey included a smaller number of companies that varied in size. All of the companies in the Mercer and Towers Perrin surveys were energy companies in the exploration and production sector. Towers Perrin used the Mercer survey data for smaller companies to benchmark salaries and its own survey to benchmark short-term and long-term incentives as a percentage of salary.

Towers Perrin also provided compensation data for a selected peer group of publicly traded companies, which the Compensation Committee also used as a reference point to assist in evaluating the reasonableness of certain elements of compensation. Towers Perrin, with the assistance of management, identified eleven companies in the peer group. These companies were selected for similarity of industry and because management believes that the Company competes with these companies for executive talent. The following companies made up the peer group:

Harvest Natural Resources, Inc.	Toreador Resources Corp.
ATP Oil & Gas Corp.	Whittier Energy Corp.
Petroquest Energy Inc.	Transmeridian Exploration Inc.
Carrizo Oil & Gas Inc.	FX Energy Inc.
Endeavour International Corp.	Galaxy Energy Corp.
Harken Energy Corporation

Information on the pay practices of the peer group is provided by Towers Perrin to the extent such information is available. The Compensation Committee used the analysis of performance and survey information in reviewing salaries and equity awards for 2007 and bonuses for 2007 performance for our executive officers. However, the purpose of the analysis and survey information furnished by Towers Perrin is not to supplant the analysis of individual performance and other measures used in the compensation decision process for executive officers. Because this analysis and information is just one of several analytical tools that are used in setting executive compensation, the Compensation Committee has discretion in determining the nature and extent of its use.

Total Compensation and Description and Allocation of Its Components

Total Compensation. The Compensation Committee reviews total compensation for executive officers annually when they evaluate existing salaries and determine annual cash bonuses. The committee evaluates survey data provided by Towers Perrin to assist in determining the appropriate total compensation for each officer. The Compensation Committee blends the components of compensation to achieve a total compensation package that is weighted toward the equity component. Total compensation for each officer, with some variation, was near or below the 25th percentile of the total compensation of the companies in the survey data provided by Towers Perrin. In comparing total compensation to the Towers Perrin survey, the Compensation Committee did not include the option agreements (the “409A Options”) that were amended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to avoid certain adverse tax consequence or the restricted stock granted to executive officers to compensate them for the loss in value of their 409A Options by reason of the amendment. The cash components of compensation, which constitute a smaller percentage of total compensation, were at or near the 25th percentile. Of the two cash components, salary was near the 50th percentile and cash bonus opportunities were at or near the 25th percentile. This is consistent with our objective of emphasizing equity awards and conserving cash. Our level of cash compensation also reflects a key difference between our company and other companies in the survey. Our company is in the development stage while the surveyed companies are generally revenue producing and therefore may be less concerned about conserving their cash resources. For additional information on the 409A Options, see “—Equity Awards.”

Equity awards for executive officers have historically constituted a larger percentage of total compensation and have been between the 50th and the 75th percentile based on the survey data provided by Towers Perrin. During 2007, the Company granted both options and restricted stock to executive officers. As described further below, some of the shares of the restricted stock granted to Messrs. McElwrath and Ward in 2007 were used to compensate them for their loss of value of their 409A Options. If these one time grants are excluded, then the non-cash portion of Mr. McElwrath’s and Mr. Ward’s compensation would fall between the 25th and the 50th percentile and below the 25th percentile, respectively. Including these grants, the non-cash portion of their compensation will fall between the 25th and the 50th percentile and below the 25th percentile for Messrs. McElwrath and Mr. Ward, respectively. Equity awards for our other executive officers were below the 25th percentile. For further information, see “2007 Summary Compensation Table,” “2007 Grants of Plan-Based Awards Table” and “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Decisions regarding salary increases, bonus awards and equity awards are ultimately at the discretion of the Compensation Committee. However, in making these decisions, the committee considers the achievements of the Company in the previous fiscal year, the obstacles overcome in our exploration efforts, the progress toward commercial gas production and revenues, and whether expenditures have been reasonably managed.

In addition to the Company’s achievements, the Compensation Committee reviews the accomplishments and performance of the individual executive officers. Before 2007, we did not set specific performance goals relative to performance awards, but rather, the Compensation Committee used its experience and judgment in granting both cash and equity awards. For 2007, in reviewing company and individual performance and as part of the determination of compensation, the Compensation Committee considered, among other things, the following company performance factors and individual performance factors:

Company Performance Factors

•	level of production of CBM gas, if any; and

•	changes in the Company’s share price.

Individual Performance Factors

•	development and implementation of strategic plans related to the executive officer’s responsibilities;

•	improvement of the Company’s and our executive officer’s relationships with CUCBM and other constituencies;

•	improvement of data management and technical analysis,

•	control of drilling and exploration costs;

•	creation of an overall development plan for the Shouyang Block in the Shanxi Province of China;

•	provision of relevant operational and production updates to executive team and the Board, as appropriate; and

•	completion of successful capital raising at an appropriate level to meet upcoming operational needs.

During its review of the 2007 performance criteria, the Compensation Committee gave approximately one-third of the weight of its evaluation of the executive officer based on company performance measures. The remainder of the evaluation of the executive officer was based on the individual performance factors and other considerations. These performance measures were also discussed with the applicable executive officers. The performance criteria had a significant impact on the Compensation Committee’s decisions regarding discretionary bonuses for 2007, although they were not determinative in those decisions. The committee also considered the 2007 performance criteria in determining salary increases in 2008. The Compensation Committee adopted similar performance measures for 2008.

Salaries. The Compensation Committee reviews salaries for our executive officers annually near the beginning of the year and adjustments to salaries, if any, have historically been made effective as of January 1 of that year. Initial base salaries are set forth in the executive’s employment agreement. The level of salary is determined by market factors when the executive officer is hired and is adjusted as necessary during the annual review of salary. Infrequently, specific circumstances may prompt a salary change outside the usual review schedule. The Compensation Committee evaluates adjustments to salary based, in part, on the survey and peer group data provided by Towers Perrin and the company and individual performance criteria. No executive has yet changed or increased his level of responsibility within the Company, but if that were to occur, the Compensation Committee would consider a commensurate change in salary.

In January 2007, the Compensation Committee approved salary increases of 5% for each Michael R. McElwrath, Garry Ward and Zhendong “Alex” Yang. These increases were made to maintain market competitiveness and to adjust for increases in cost of living based on available market comparison data, and were at rates consistent with or below salary rate increases at the Company generally. The annual base salary of Mr. Keys did not change because he was appointed as Chief Financial Officer in the fourth quarter of 2007.

In addition, the annual salary of Bruce N. Huff was increased in both January 2007 and May 2007 by 5% and 34%, respectively. The January increase was made to maintain market competitiveness and to adjust for increases in cost of living based on available market comparison data. The May increase was used as a means of retention in consideration of alternative employment offers to Mr. Huff. The foregoing salary increases on January 2007 and May 2007 became effective January 1, 2007 and May 1, 2007, respectively.

In February 2008, the Compensation Committee approved salary increases for Messrs. McElwrath, Ward and Yang of 5%, 5.1% and 5.6%, respectively. These increases were also made to adjust for cost of living and maintain market competiveness.

Bonuses. The Compensation Committee awards cash bonuses each year, typically early in the first quarter, for performance during the previous fiscal year. We are required to pay a minimum bonus of $40,000 per annum to our Chief Executive Officer pursuant to his employment agreement with the Company, and certain bonuses related to foreign service for executives working in China, including Phil A. Christian, the President, Chief Operating Officer and Country Manager of Far East Energy (Bermuda), Ltd.

Other than contractual bonuses, the amount of each bonus has ultimately been a discretionary determination, based on the events and accomplishments of the year. While bonuses are discretionary, they are significantly affected by the Compensation Committee’s evaluation of the performance criteria described above. During 2007, the Compensation Committee’s review of these performance measures largely determined the committee’s decision regarding bonuses.

In determining discretionary bonuses, the committee generally awards cash bonuses that are towards the lower end of the range for oil and gas companies in the survey data provided by Towers Perrin. This is accomplished by setting a maximum bonus range as a percentage of salary and, to date, this percentage has not exceeded 65%. However, the Compensation Committee continues to use its discretion in making these compensation decisions. The Compensation Committee has, in certain circumstances, awarded retention bonuses to retain the services of certain executive officers. The committee may consider granting retention bonuses in the future but does not currently intend to award additional retention bonuses.

In granting the cash bonus awards for 2007, the Compensation Committee considered the company and individual performance criteria described above. Messrs. McElwrath, Keys, Ward and Yang received discretionary bonuses of $88,993, $12,938, $19,756 and $26,010, respectively. In addition to the above, Mr. McElwrath’s employment agreement provides that he receives performance bonuses of not less than $20,000 payable on or before the 13th of April and October of each year. Mr. Keys’ bonus was prorated for the period of service as Chief Financial Officer between October 2007 and the end of the year. Achievements are considered within the context of the relative difficulty of the circumstances we experience as one of the first and smallest U.S. companies to explore for coalbed methane in China. The committee also considers the recommendations of the Chief Executive Officer regarding performance awards of the other executives.

Equity Awards. Equity awards are an important component in our compensation structure, particularly because we are a development stage company and it is important for us to conserve cash resources. Equity awards may be granted at a date other than the date that salary and bonus decisions are made but are typically granted during the first quarter of the year. Until recently, we granted only awards of non-qualified stock options. In 2007, the Compensation Committee began to use restricted stock grants in addition to the traditional use of option grants and has continued to grant restricted stock in 2008.

In December 2007, we amended certain option agreements between the Company and three of our officers and one of our directors individually that were granted prior to the adoption of the Company’s 2005 Stock Incentive Plan (the “2005 Plan”). The amendments were made solely to avoid the potential adverse tax consequences to our executives of Section 409A of the Code in accordance with guidance issued by the Internal Revenue Service. If Section 409A applied to these option agreements, the executives would be subject to a 20% excise tax on the gains from these awards. The amended option agreements changed the terms of the original agreements to have a fixed future exercise date and/or to have a higher exercise price equal to the fair market value on the original date of grant of those options. These amendments were made to the portion of these option agreements that covered any options that vested subsequent to January 1, 2005. The portion of these option agreements that covered any options that vested prior to January 1, 2005 remained unchanged. In conjunction with the amendment of the options, we granted shares of restricted stock to those officers and the director to compensate them for the loss in value to their options created by the amendments. These grants of restricted stock have vesting periods of approximately four months.

Choice of equity vehicles. In the past, we chose to use grants of options to purchase our common stock for the equity awards granted to our executive officers. Stock options effectively align our executives’ goals with those of stockholders and motivate executive officers to achieve our long-term goals. Our option agreements typically include both time-vesting and termination forfeiture terms, which assist us in inducing the employment and retention of executive officers by providing a financial incentive related to retention. The Compensation Committee plans to continue to utilize options awards.

In addition to option awards, in 2007, the Compensation Committee also introduced restricted stock into the forms of equity used for awards. The committee considered that the use of this form of equity, rather than options, would reduce dilution to our existing stockholders, provide equity participation in our company to these executives and reduce the overall number of shares granted. The Compensation Committee believes that decreasing the dilutive effect related to our equity awards will assist in preserving the economic value of our existing stockholders. The committee also believes that shares of time-vesting restricted stock will encourage achievement of long-term goals and retention of key executives in a similar manner as option awards. The Compensation Committee plans to continue to grant options and/or restricted stock in the future to our executive officers.

Determining the size of the equity award. We use equity awards as both as a reward for past performance and an incentive for future performance. The Compensation Committee has historically approved discretionary equity award grants to executive officers during the first quarter of the year.

Each of our executive officers received a grant of equity awards upon joining the Company, providing them with an initial equity stake and a long-term incentive. The size of these initial grants is determined primarily by market factors, with such grants offered as an inducement to accept our offer of employment. Although it has typically granted additional awards annually, the Compensation Committee is not bound to make continuing equity awards to executive officers, and in fact, does not in every case. Factors considered by the committee in determining whether an executive receives an award of options and/or restricted stock and the size and vesting schedule of that award include the following:

•	the performance indicators and the events and accomplishments used to determine total compensation, as described above;

•

the cumulative number of shares and terms (including option exercise price) of previous equity awards, which may, in the view of the Compensation Committee, be sufficient to achieve the goals of the equity award program for a given individual, without supplement in a particular year;

•	the estimated fair value of the award (using the Black-Scholes option pricing model for options) and its impact on the executive’s total compensation;

•	the estimated impact of the expense of the award on reported income in the year of the award and subsequent years;

•	the stockholder dilution, including overhang of existing options and warrants for our common stock;

•	the shares remaining available for grants under the 2005 Plan;

•	the tax consequences related to the vesting of the equity awards; and

•	the review of equity award data for comparable companies as provided by Towers Perrin.

2005 Stock Incentive Plan awards. Since its approval by our stockholders in 2005, with certain exceptions described below, we have granted options and restricted shares to executive officers under the 2005 Plan. Our grants to executive officers under the 2005 Plan have historically had a vesting period of three to four years from date of grant and a term of up to ten years. Typically, our option awards provide for forfeiture of unexercised options after a period of 60 to 90 days after the applicable executive’s termination of employment with the Company.

Awards granted outside the 2005 Plan. Prior to the adoption of the 2005 Plan, grants of options to executives included varying terms, some differing from the above. Since the adoption of the 2005 Plan, we did not grant any awards outside the 2005 Plan until the fourth quarter of 2007. During the quarter, inducement equity awards in the form of options were granted outside the 2005 Plan to William Anderson, a new director who was appointed on October 1, 2007. Additionally, as described above, we granted restricted stock outside the 2005 Plan to two executive officers and a director to compensate them for an amendment to their option agreements that increased the exercise price of the affected options. In March 2008, we also awarded options to purchase up to 500,000 shares of our Common Stock and 120,000 shares of restricted stock to Phil A. Christian in conjunction with his employment as the President, Chief Executive Officer and Country Manager of Far East (Bermuda), Ltd. These stock option and restricted stock awards contained terms similar to those made under the 2005 Plan. The Compensation Committee may continue to grant options and/or restricted stock outside of the 2005 Plan, particularly for inducement grants to newly appointed executive officers and directors.

Expense recognition. All compensatory options and restricted stock are expensed over time in accordance with generally accepted accounting principles. For information on the equity award expense recognized in 2007 for each executive officer, see “—Compensation Tables and Additional Information—2007 Summary Compensation Table—Option Awards” and ““—Compensation Tables and Additional Information—2007 Summary Compensation Table—Restricted Stock Awards.” For further details regarding 2007 equity grants to our named executive officers, see “—Compensation Tables and Additional Information—Grants of Plan-Based Awards” table. For further information on the 2005 Plan, see “—Compensation Tables and Additional Information—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—2005 Stock Incentive Plan” and “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters—Equity Compensation Plan Information.”

Procedures for granting equity awards. We have generally granted any equity awards to our executive officers annually during the first quarter of each fiscal year or at employment. Since the adoption of the 2005 Plan, options are dated and assigned exercise prices as of the nearest trading date to the meeting of the Compensation Committee in which such awards were approved. Exercise prices for option grants during 2007 have been set at the fair market value on the date of grant or higher. For purposes of determining exercise prices for our stock option awards, the fair market value of our common stock, on a given date, means the average of the closing bid and asked prices of the shares of common stock as reported that day on the OTC Bulletin Board. We intend to continue this practice. We attempt to avoid issuing options near the time of any expected significant movement in our stock price by taking care, within reason, not to schedule these meetings in proximity to upcoming or recent announcements of significance, such as earnings releases or other public announcements relating to current or future profitability. Scheduling of meetings of the Compensation Committee is also impacted by availability of personnel and the need to make timely hiring decisions and cannot be perfectly aligned with regard to public announcements. Under the 2005 Plan, the Chief Executive Officer, as long as he is a member of the Board, has the authority to grant equity awards of up to an aggregate of 200,000 shares of common stock in each calendar year to employees that are not subject to the rules promulgated under Section 16 of the Exchange Act. The exercise price for such grants made by the Chief Executive Officer are to be based on the date the award agreement is signed, which is as soon as possible after the decision to make the award is settled. In practice, all awards have usually been approved by the Compensation Committee.

Awards have also been granted to new executive officers and incumbent directors on or near the date of hire or election. Our current practice is to grant, date and price options to new executives on the date of hire, which is not the date of their acceptance of our offer of employment, but rather, the first day they report for work at the

Company. During 2007, the Compensation Committee has also began using grants of restricted stock as an inducement of employment for new executive officers. Similar to option awards, our current practice is to grant and date restricted stock awards on the first day the executive reports for work at the Company. Grants to newly elected directors are generally awarded at the first meeting of the Compensation Committee after their election.

Post Termination Compensation. We have employment agreements with four of our five named executive officers. All but one of our executive employment contracts provide some form of termination benefits. As a development stage company whose future may be uncertain, we believe it is necessary to provide contractual assurance of continued employment to our executives, and that without such assurances, our recruitment efforts would not be as successful.

Our executive employment agreements provide for termination benefits, including in certain cases upon a change in control. These clauses assist us in attracting and retaining executive officers and are designed to provide stable leadership for the Company during any potential or actual change of control. With the assurance of these benefits, we believe our executives will be better able to objectively evaluate offers to purchase the Company or other forms of potential change of control. The clauses also encourage continuation of the leadership and experience of our key executives after a change in control, at least through a period of transition.

For further discussion of the terms of each employment agreement, see “—Compensation Tables and Additional Information—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with Named Executive Officers.”

Perquisites and Other Benefits. We provide health insurance to our executive officers, which is the same as that provided to our other U.S. employees. We also provide matching contributions for those U.S. employees who contribute to a Simple Individual Retirement Account (“Simple IRA”), matching up to 3% of annual salary, subject to certain caps provided by tax regulation. These benefits were approved by the Compensation Committee when adopted. We also provide additional pay to our U.S. executive officers working in China to compensate those executives for living outside the U.S. Don Duttlinger and Jeffrey Brown, who resigned from the Company in January 2008 and June 2007, respectively, are the only executive officers who had this arrangement during 2007. The additional payments for Messrs. Duttlinger and Brown were determined based on what we believed was market compensation when each was hired. Currently, Mr. Christian is our only executive officer with this arrangement in 2008.

In December 2007, the Compensation Committee also approved the reimbursement of attorney’s fees incurred by Michael R. McElwrath relating to the review and analysis of the potential adverse tax consequences of Section 409A of the Code on his employment agreement and/or option agreements. We have paid $16,629 in attorney’s fees that Mr. McElwrath incurred in connection with evaluating the amendment of the 409A Option and the affect on his employment agreement.

Tax and Accounting Considerations

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to any executive officer unless such compensation is paid pursuant to a qualified performance-based compensation plan. All compensation awarded to our executive officers in 2007 is expected to be tax deductible. The Compensation Committee considers such deductibility and the potential cost to the Company when granting awards and considering salary changes.

We account for equity awards under the provisions of Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment (FAS No. 123(R)). We charge the estimated fair value of option and restricted stock awards to income over the time of service provided by the employee to earn the award, typically the vesting period. The fair value of options is measured using the Black-Scholes option pricing model. The fair value of non-vested stock awards is measured by the closing price of our common stock on the date of the award, with no discount for vesting period or other restrictions. The compensation expense to the Company under FAS No. 123(R) is one of the factors the Compensation Committee considers in determining equity awards to be granted, and also may influence the vesting period chosen.

As a result of the resignation of Bruce N. Huff, during 2007, Mr. Huff forfeited options to purchase 560,000 shares of common stock, as well as 150,000 shares of restricted stock awarded to him in 2007. Similarly, as a result of the resignation of Jeffrey R. Brown, he forfeited options to purchase 600,000 shares of common stock during 2007. The amounts reported for Mr. Huff in the 2007 Summary Compensation Table include no expense for the restricted stock and a reversal of $139,150 in expense related to the forfeited options. The amounts reported for Mr. Brown in the 2007 Summary Compensation Table include a reversal of $64,800 in expense related to the forfeited options. The reversal represents the amount of expense related to the forfeited options, which was included in Messrs. Huff’s and Brown’s amount for 2006. Additionally, Don Duttlinger forfeited options to purchase 300,000 shares of common stock in connection with his termination of service in January 2008. No reversal of expense is reflected in the 2007 Summary Compensation Table for Mr. Duttlinger, as the forfeitures did not occur in 2007.

Chief Executive Officer Compensation

For 2007, the compensation of our Chief Executive Officer, Michael R. McElwrath, compares to the survey data provided by Towers Perrin as follows:

Component	Percentile
Salary	Between the 25th and 50th
Annual cash bonus	Below the 25th
Equity award	Below the 25th
Total	Below the 25th

The comparison of Mr. McElwrath’s compensation to the benchmarks is similar to that of our other executive officers. For purposes of this comparison, the restricted stock that was granted to Mr. McElwrath to compensate him for his loss of value of his 409A Options is not included in his non-cash compensation for 2007. If these one time grants are included, then the non-cash portion of Mr. McElwrath’s compensation would fall between the 25th and the 50th percentile.

Of Mr. McElwrath’s 2007 total compensation, 55% was attributable to the elements of salary and annual cash bonus and 45% to non-cash equity elements if the impact of the restricted stock granted to compensate for loss of value of 409A options is excluded. For other executive officers, the cash elements ranged from 45% to 76% of total compensation, with the exception of our officers working outside the U.S., whose cash elements comprised a higher percentage of their total compensation. Compensation for each executive officer consisted of approximately equal parts of cash and non-cash compensation, which was within the range of allocations that the Compensation Committee considers appropriate.

COMPENSATION TABLES AND ADDITIONAL INFORMATION

The following table sets forth a summary of compensation paid to our Chief Executive Officer, Chief Financial Officer, three other most highly paid persons serving as executive officers and two former executive officers (the “Named Executive Officers”) for the fiscal years ended December 31, 2007, December 31, 2006 and December 31, 2005.

2007 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(1)		All Other Compen- sation ($)		Total
Michael R. McElwrath President and Chief Executive Officer	2007	315,000	128,993	(2)(6)	103,694	(3)	458,276	(3)	27,129	(4)	1,033,092
	2006	300,000	100,000		—		637,110		10,001		1,047,111
	2005	236,250	60,000		—		—		23,003		319,253

Randall D. Keys(5) Chief Financial Officer	2007	62,500	12,938	(2)(6)	52,500		92,772		44,875	(7)	265,585

Bruce N. Huff(8) Former Chief Financial Officer Secretary and Treasurer	2007	162,250	50,000		—		(90,675	)(9)	7,755	(10)	129,330
	2006	185,000	46,250		—		258,653		6,600		496,503
	2005	168,000	35,000		—		—		9,704		212,704

Don Duttlinger(11) Former President, Far East Energy (Bermuda), Ltd.	2007	98,222	23,333	(12)	—		97,375	(13)	30,837	(14)	249,767

Jeffrey R. Brown(15) Former President, Far East Energy (Bermuda), Ltd.	2007	56,250	18,750	(12)	—		(64,800	)(16)	186,337	(17)	196,537
	2006	150,000	50,000		—		64,800		227,758		492,558
	2005	32,396	7,677		—		—		24,888		64,961

Garry R. Ward Senior Vice President, Engineering	2007	163,611	19,756	(6)	4,370	(3)	45,515	(3)	—		233,252
	2006	155,820	23,373		—		193,468		—		372,661
	2005	147,000	17,500		—		—		17,516		182,016

Zhendong “Alex” Yang Senior Vice President, Exploration	2007	156,450	26,010	(6)	—		27,066	(3)	5,364	(10)	214,890
	2006	149,000	22,350		—		260,800		5,070		437,220
	2005	132,300	20,000		—		—		2,991		155,291

(1)	Stock awards and option awards are quantified in the table according to the amount included in 2007 and 2006 share-based compensation expense for the equity awards granted to each Named Executive Officer through the end of fiscal year 2007 as determined in accordance with FAS 123R. See Footnote 10 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 for assumptions used in valuing these awards and the methodology for recognizing the related expense. The expense, as presented in accordance with SEC rules in this table, has been modified to eliminate forfeiture assumptions in computing the expense for unforfeited awards, and to reverse previously reported executive compensation expense for awards forfeited during the year. All options awards are for the purchase of our common stock. Stock awards are grants of restricted stock representing time-vesting shares.
(2)	The bonus for Mr. McElwrath is for performance in 2007 and includes $40,000 paid during the year of performance, which is required under the terms of his employment agreement.
(3)

On December 19, 2007, we modified certain option agreements with Messrs. McElwrath, Ward and Yang that were granted prior to the adoption of the 2005 Plan. The exercise prices and/or the vesting dates of the awards were modified to avoid potential adverse tax consequences to the option holders under Section 409A of the Code. The existing options were cancelled and were replaced with new option grants which contain terms that are more restrictive than the previous grants and with exercise prices equal to the fair market value of our common stock on the original date of grant. The modifications differed with each affected grant, but all changes were disadvantageous to the option holder. In conjunction with modifying the options, we granted shares of restricted stock to the affected officers whose options were modified by increases to the exercise price, to compensate them for the change in option terms. In each case, the number of shares granted was related to the increase in aggregate exercise price of the modified options. Under generally accepted accounting principles, the fair value of such modifications is equal to any increase in fair value between the original and revised options. In the case of the options, the fair value is zero, as the terms of the modified options are more restrictive than those of the original options and there has been no increase in fair value. In the case of the shares of restricted stock, we measured the fair value as equal to the value of the stock on the grant date with no discount for vesting or other restrictions. During 2007, Mr. McElwrath was granted 788,542 shares of restricted stock, of which 338,542 were granted to Mr. McElwrath to compensate him for the change in the option terms of his option agreements affected by Section 409A of the Code.

(4)	Represents $10,500 for the cost of matching funds to the Named Executive Officer’s Simple IRA and $16,629 for the reimbursement of Mr. McElwrath’s attorney’s fees relating to the review of the impact of Section 409A of the Code on his employment agreement and option agreements.
(5)	Mr. Keys was appointed Chief Financial Officer on October 1, 2007 and in conjunction with the appointment Mr. Keys resigned from the Board and its committees.
(6)	These bonuses represent amounts awarded for 2007 performance.
(7)	Mr. Keys’ other compensation includes $1,875 for the cost of the Company matching funds to his Simple IRA account and $43,000 for fees earned in his previous position as a member of the Board, a member of the Audit Committee and Chairman of the Audit Committee. The fees include $15,000 annual cash retainer as a member of the Board, $6,000 for attendance of Board meetings; $10,000 for attendance of committee meetings and $12,000 retainer for Audit Committee Chairman.
(8)	Mr. Huff resigned as Chief Financial Officer of the Company on September 15, 2007. There were no severance or other payments made to Mr. Huff in connection with his separation.
(9)	Mr. Huff forfeited options to purchase 560,000 shares of common stock and 150,000 shares of restricted stock awarded to him in 2007 due to his termination of service with us. The amounts reported for Mr. Huff in the Stock Awards and Option Awards columns for 2007 include no expense for the restricted stock and a reversal of $139,150 in expense related to the forfeited options. The reversal, included in the Options Awards column, represents the amount of expense related to the forfeited options, which was included in Mr. Huff’s Options Awards amount for 2006.
(10)	Represents the cost of the Company matching funds to the Named Executive Officer’s Simple IRA.
(11)	Mr. Duttlinger resigned as President of Far East Energy (Bermuda) Ltd. on January 7, 2008.
(12)	The bonuses for Messrs. Duttlinger and Brown represent their international service bonuses. Pursuant to their employment agreements, the international service bonuses were earned by these employees so long as they worked for us in China.
(13)	Mr. Duttlinger forfeited options to purchase 300,000 shares of common stock in connection with his termination of service in January 2008. No reversal of expense is reflected in the 2007 Summary Compensation Table, as the forfeitures did not occur in 2007.
(14)	Mr. Duttlinger worked at our offices in Beijing, China during a portion of his service to us. Mr. Duttlinger’s other compensation includes $6,528 for housing in China, $1,600 for moving expenses, $3,845 for tax equalization, $6,264 for the expenses of a car and driver, and $12,600 for consulting fees earned prior to his employment with the Company. The cost of the car and driver include vehicle leasing and maintenance expense, payroll, tolls, and fuel. No allocation of the costs related to the use of the car and driver has been made between personal use and business travel within China.
(15)	Mr. Brown served as President of Far East Energy (Bermuda) Ltd. until he resigned on May 16, 2007.
(16)	Mr. Brown forfeited options to purchase 600,000 shares of common stock due to his termination of service with us. The amount reported for Mr. Brown in the Option Awards column for 2007 includes a reversal of $64,800 in expense related to the forfeited options. The reversal, included in the Options Awards column, represents the amount of expense related to the forfeited options, which was included in Mr. Brown’s Options Awards amount for 2006

(17)	Mr. Brown worked at our offices in Beijing, China during his service to the Company. Mr. Brown’s other compensation in 2007 includes $37,780 for housing in China, $27,843 for tax equalization on his international service bonus and on his housing provision, $20,847 for the expenses of a car and driver, and $1,867 for company-paid personal travel. In addition, other compensation in 2007 includes $98,000 in termination benefits, consisting of an $80,000 termination settlement, $12,000 in consulting costs for transition services provided by Mr. Brown to the Company after his resignation, and $6,000 paid as a relocation allowance. The cost of the car and driver include vehicle leasing and maintenance expense, payroll, tolls and fuel. No allocation of the costs related to the use of the car and driver has been made between personal use and business travel within China.

Grants of Plan-Based Awards

The following table provides information on equity awards granted during 2007.

2007 Grants of Plan-Based Awards

Name	Grant Date	Action Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)		All Other Option Awards: Number of Securities Underlying Options (#)(1)		Exercise or Base Price of Option Awards ($/Sh)(1)	Closing Market Price	Grant Date Fair Value of Stock and Option Awards ($)
Michael R. McElwrath	03/21/07	03/21/07	450,000						369,000
	12/19/07	12/19/07			260,000	(2)	0.65		—
	12/19/07	12/19/07			500,000	(2)	1.30		—
	12/27/07	12/19/07	338,542	(2)					325,000	(2)

Randall D. Keys	01/25/07	01/25/07			40,000		0.765	0.76	23,200
	10/01/07	10/01/07			450,000		1.05		346,500
	10/01/07	10/01/07	100,000						105,000	(2)

Bruce N. Huff(3)	03/21/07	03/21/07	150,000	(4)					123,000

Don Duttlinger(5)	05/16/07	05/11/07			300,000	(6)	1.145		246,000

Garry R. Ward	03/13/07	03/13/07			50,000		0.875		32,000
	12/19/07	12/19/07			300,000	(2)	2.37		—
	12/27/07	12/19/07	115,625	(2)					111,000	(2)

Zhendong “Alex” Yang	03/13/07	03/13/07			30,000		0.875		19,200
	12/19/07	12/19/07			480,000	(2)	0.650		—

(1)	Except as described in footnote (2) below, all option awards and restricted stock awards were granted under the 2005 Plan. The exercise price of all the options granted under the 2005 Plan was equal to the fair market value of our common stock on the date of grant. The fair market value, on a given date, means the average of the closing bid and asked price of our common stock as reported that day on the OTC Bulletin Board. If the fair market value was less than the closing market price on the date of grant, the closing market price is set forth in the column entitled “Closing Market Price.”
(2)

These grants represent the modification of existing option agreements that had been granted prior to adoption of the 2005 Plan, as well as certain grants of restricted stock. The exercise prices and/or the vesting dates of the awards were modified to avoid potential adverse tax consequences to the option holders under Section 409A of the Code. The existing options were cancelled and were replaced with new option grants which contain terms that are more restrictive than the previous grants and with exercise prices equal to the fair market value of our common stock on the original date of grant. The modifications differed with each affected grant, but all changes were disadvantageous to the option holder. In conjunction with modifying the options, we granted shares of restricted stock to the affected officers whose options were modified by increases to the exercise price, to compensate them for the change in option terms. In each case, the number of shares granted was related to the increase in aggregate exercise price of the modified options. Under generally accepted accounting principles, the fair value of such modifications is equal to any increase in fair value between the original and revised options. In the case of the options, the fair value is zero, as the terms of the modified options are more restrictive than those of the original options and there has been no increase in fair value. In the case of the shares of restricted stock, we measured the fair value as equal to the value of the stock on the grant date with no discount for vesting or other restrictions. See “Compensation Tables and Additional Information—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Description of Option Amendments.”

(3)	Mr. Huff resigned as Chief Financial Officer of the Company on September 15, 2007.
(4)	All shares of restricted stock granted to Mr. Huff in 2007 were forfeited in connection with the termination of his service with the Company. Although the shares had fair value on the grant date as reported in the table above, the 2007 expense recognition related to them is not included in the Summary Compensation Table due to the forfeiture of the award in the same year as its grant.
(5)	Mr. Duttlinger resigned as President of Far East Energy (Bermuda), Ltd. on January 7, 2008.
(6)	Options to purchase 300,000 shares granted to Mr. Duttlinger in 2007 have been forfeited.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements with Name Executive Officers

We have employment agreements with Named Executive Officers (except for Randall D. Keys) and those agreements are summarized below.

Agreement with Michael R. McElwrath. On December 23, 2004, the Company entered into an amended and restated employment agreement with Michael R. McElwrath. On November 26, 2007, the parties amended the agreement by extending the term to October 13, 2010 and, on March 7, 2008, the parties amended the agreement to conform the definition of good reason and certain severance payments to comply with Section 409A of the Code. The employment agreement provides that Mr. McElwrath will receive performance bonuses of not less than $20,000 payable on or before the 13th of April and October of each year. Mr. McElwrath’s annual base salary for 2007 was increased to $315,000 from $300,000.

Unless further extended, the employment agreement for Mr. McElwrath terminates on October 13, 2010. The employment agreement provides that if Mr. McElwrath is terminated by the Company for Cause (as defined in the employment agreement), the Company shall pay his base salary and all amounts actually earned, accrued or owing as of the date of termination and he shall be entitled for a period of three months after termination to exercise all options granted to him under his employment agreement or otherwise to the extent vested and exercisable on the date of termination. Subsequent to the three-month exercise period, remaining unexercised options will be forfeited.

If Mr. McElwrath’s employment is terminated by the Company (other than as a result of death, Disability (as defined in his employment agreement) or Cause), or if he terminates his employment for Good Reason (as defined in his employment agreement), he shall be entitled to the following:

•	a lump sum payment of two times the sum of his base salary and bonus paid during the immediately preceding twelve-month period;

•

continued participation in all employee benefit plans, programs or arrangements available to the Company’s executive officers in which the executive was participating on the date of termination for a specified period of time following termination;

•

for a period of three years following the termination date, the exercise of all options and restricted stock awards granted to him to the extent vested and exercisable at the date of termination of executive’s employment (after the three year period is completed, remaining unexercised options will be forfeited); and

•	certain gross-up payments for excise taxes.

Notwithstanding the foregoing, if Mr. McElwrath’s termination of employment by the Company (other than for death, Cause or Disability) or by him for Good Reason occurs within 24 months following a Change of Control (as defined in the employment agreement), then he shall be entitled to a lump sum payment of three times the sum of his base salary and bonus during the immediately preceding twelve-month period and all options and restricted stock granted to him will immediately vest and become exercisable as of the date of termination. After a period of three years following the termination date, all remaining unexercised options will be forfeited. The employment agreement also entitles Mr. McElwrath to certain gross up payments for excise taxes in the event of a Change of Control.

If Mr. McElwrath’s employment is terminated as a result of death or Disability, the Company shall pay his base salary and all amounts actually earned, accrued or owing as of the date of termination and he or his estate shall be entitled to exercise all options granted to him regardless of whether or not the option or restricted stock is vested on the date of termination. Mr. McElwrath or his estate may exercise any of the options or restricted stock that vest on the date of termination for a period of three years, after which time the awards are forfeited.

Mr. McElwrath’s employment agreement contains no covenant-not-to-compete or similar restrictions after termination.

Arrangement with Randall D. Keys. Mr. Keys was appointed as Chief Financial Officer on October 1, 2007. He has no employment contract with us. Mr. Keys served as an independent director on our Board from June 2004 until his appointment as Chief Financial Officer, at which time he resigned from the Board. While on the Board, Mr. Keys also served as chairman of the Audit Committee.

Mr. Keys’ annual base salary is $250,000 and he is also eligible to receive discretionary bonuses as determined by the Compensation Committee. In the event that Mr. Keys’ employment with the Company and its subsidiaries is terminated upon or within 24 months of a Change of Control (as defined in the 2005 Plan), all options and restricted stock granted to Mr. Keys shall be immediately and fully vested and exercisable as of the date of termination.

Agreement with Phil Christian. On March 12, 2008, Far East Energy (Bermuda), Ltd. (“FEEB”) entered into an employment agreement with Mr. Christian pursuant to which Mr. Christian serves as FEEB’s President, Chief Operating Officer and Country Manager. The employment agreement will terminate on March 12, 2010, unless extended or earlier terminated. Under the terms of the agreement, Mr. Christian will receive an annual base salary of $230,000 and, while he is employed with FEEB in China, an international service bonus of 20% of Mr. Christian’s base salary per year, a housing allowance of up to $100,000 per year, a moving allowance, reimbursement for up to $30,000 for certain travel expense between China and the United States and reimbursement of up to $40,000 of education expenses for his children. He may also receive discretionary bonuses as determined by the Compensation Committee of the Company. Generally, Mr. Christian will also receive a tax equalization payment to the extent the amount Mr. Christian actually pays for income taxes exceeds the United States income tax and social security tax he would have paid as a citizen of the United States while he is employed with FEEB in China.

If Mr. Christian’s employment is terminated without cause (as defined in the Employment Agreement) or for good reason (as defined in the Employment Agreement), he will receive a severance payment of 100% of his annual base salary; provided that if Mr. Christian’s employment is so terminated on or within 24 months of a change in control (as defined in the Employment Agreement), he will receive a severance payment of 200% of his annual base salary.

Mr. Christian’s employment agreement contains no convenant-not-to-compete or similar restrictions after termination.

Agreement with Garry R. Ward. On February 1, 2004, the Company entered into an employment agreement with Garry R. Ward whereby Mr. Ward will serve as the Senior Vice President of Engineering for a term of five years unless sooner terminated. Mr. Ward will receive an annual base salary of at least $140,000. Mr. Ward’s annual base salary for 2007 was $163,611. Subject to management’s discretion, Mr. Ward will also be eligible to receive annual bonuses equal to an amount in the range of 20% to 25% of his annual base salary at the time of payment. If Mr. Ward is terminated by the Company for any reason other than Cause or is terminated after a Change in Control (as such terms are defined in the employment agreement), the Company will pay him a single lump-sum severance payment of $50,000. If Mr. Ward’s employment is terminated without Cause, he will retain all of his rights in, and ownership of, all stock options vested as of the date of termination or that would vest within 30 days following the date of termination. Additionally, in the event that Mr. Ward’s employment with the Company and its subsidiaries is terminated upon or within 24 months of a Change of Control (as defined in the 2005 Plan), all options and restricted stock granted to Mr. Ward shall be immediately and fully vested and exercisable as of the date of termination.

Mr. Ward’s agreement includes a covenant-not-to-compete and a confidentiality provision, each of which apply for one year after termination.

Agreement with Zhendong “Alex” Yang. On November 1, 2003, the Company entered into an employment agreement with Zhendong “Alex” Yang. The term of the employment agreement is five years unless sooner terminated. Dr. Yang will receive an annual base salary of at least $126,000. Dr. Yang’s annual base salary for 2007 was $156,500. In the event that Dr. Yang’s employment with the Company and its subsidiaries is terminated upon or within 24 months of a Change of Control (as defined in the 2005 Plan), all options granted to Dr. Yang shall be immediately and fully vested and exercisable as of the date of termination.

Dr. Yang’s agreement includes a covenant not to compete and a confidentiality provision, each of which apply for one year after termination.

Agreement with Bruce N. Huff. On December 23, 2004, the Company entered into an amended and restated employment agreement with Bruce N. Huff. The employment agreement provided that Mr. Huff receive performance bonuses of between 15% and 25% of his base salary. The performance criteria for bonuses were established by the Compensation Committee. Effective May 1, 2007, Mr. Huff’s base salary was increased from $185,000 to $260,000 and the Compensation Committee awarded Mr. Huff a discretionary bonus of $50,000. Both the increase in salary and the discretionary bonus were granted for purposes of employee retention.

Mr. Huff resigned as Chief Financial Officer of the Company on September 15, 2007. He received no compensation in connection with his resignation. Mr. Huff’s employment agreement contained no covenant-not-to-compete or similar restrictions after termination.

Agreement with Don Duttlinger. On May 16, 2007, the Company entered into an employment agreement with Don Duttlinger whereby Mr. Duttlinger served as President of Far East Energy (Bermuda), Ltd. (“FEEB”). Under the terms of the agreement, Mr. Duttlinger was entitled to receive an annual base salary of $160,000, an annual bonus of $80,000 during his service with the Company in the People’s Republic of China, a discretionary performance bonus to be determined by the Compensation Committee of the Board, a housing allowance of up to $80,000 per year, an allowance for his children’s education expenses in China of $40,000 per year, the provision of a car and driver, and a moving allowance and reimbursement for certain travel between China and the U.S. Generally, Mr. Duttlinger was also entitled to receive a tax equalization payment to the extent the amount Mr. Duttlinger actually paid for income taxes exceeded the U.S. income tax and social security tax he would have paid as a citizen of the U.S.

On September 14, 2007, the employment agreement was amended to extend the date after which, if Mr. Duttlinger was terminated by FEEB without cause, Mr. Duttlinger would be entitled to receive a severance payment of 50% of his annual base, from within 120 days to 240 days of the effective date of the agreement. Mr. Duttlinger subsequently resigned from FEEB on January 7, 2008. There were no severance or other payments made to Mr. Duttlinger in connection with his separation from service and all of his unvested stock options were forfeited. Mr. Duttlinger’s employment agreement contained no covenant-not-to-compete or similar restrictions after termination.

Agreement with Jeffrey R. Brown. On October 29, 2005, the Company entered into an employment agreement with Jeffrey R. Brown whereby Mr. Brown served as President of FEEB. Under the terms of the agreement, Mr. Brown was entitled to receive an annual base salary of $150,000, an annual bonus of $50,000 during his service with the Company in the People’s Republic of China, a discretionary performance bonus to be determined by the Compensation Committee of the Board, a housing allowance of up to $96,000 per year, tax gross-up payments on his international service bonus and on his housing provision, the provision of a car and driver, and a moving allowance and reimbursement for certain travel between China and the U.S. Generally, Mr. Brown was also entitled to receive a tax equalization payment to the extent the amount Mr. Brown actually paid for income taxes exceeded the U.S. income tax and social security tax he would have paid as a citizen of the U.S. On May 15, 2007, Mr. Brown resigned from the Company. Mr. Brown’s employment agreement contained no covenants-not-to-compete or similar restrictions after termination.

In connection with his resignation, Mr. Brown entered into a release agreement with FEEB and the Company on May 17, 2007. Under the release agreement, Mr. Brown agreed to perform certain transition services for a period of six months from the effective date of his resignation in exchange for a transition fee of $12,000. In addition, in consideration of Mr. Brown’s release of all claims, FEEB and the Company agreed to make a severance payment to Mr. Brown of $80,000, less applicable withholdings and provided a moving allowance of $6,000.

2005 Stock Incentive Plan

On May 27, 2005, the Company’s stockholders approved the 2005 Plan. At the Company’s annual meeting held on December 7, 2007, its stockholders approved amendments to the 2005 Plan (1) to increase the number of shares available from 3,500,000 to 7,500,000, (2) to increase the number of shares that may be granted as restricted stock units or any other stock based awards from 900,000 to 2,400,000 shares and (3) to add a provision prohibiting the repricing of options issued under the 2005 Plan without stockholder approval. Unless sooner terminated by the Board or the Compensation Committee, the 2005 Plan will terminate on May 27, 2015. The 2005 Plan permits the Compensation Committee to grant stock options, including incentive stock options (“ISOs”) and non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards.

The purpose of the 2005 Plan is to (1) aid the Company in attracting, securing and retaining employees of outstanding ability, (2) attract members to the Board, (3) attract consultants to provide services to the Company, as needed, and (4) motivate such persons to exert their best efforts on behalf of the Company.

The 2005 Plan is administered by the Compensation Committee. The 2005 Plan provides that if the Chief Executive Officer of the Company is a member of the Board, the Board may authorize him or her to grant awards of up to an aggregate of 200,000 shares of common stock in each calendar year to participants who are not subject to the rules promulgated under Section 16 of the Exchange Act.

The maximum number of shares of common stock with respect to which awards may be granted is 7,500,000 shares (subject to adjustment in accordance with the provisions of the 2005 Plan). The total number of shares of common stock that will be available for grants of ISOs is 2,600,000 shares and the total number of shares of common stock that will be available for grants of unrestricted shares of common stock, restricted stock, restricted stock units or any other stock-based awards is 2,400,000 shares. The maximum number of shares with respect to which awards of any and all types may be granted during a calendar year to any participant is limited, in the aggregate, to 1,500,000 shares. The 2005 Plan also provides that the maximum amount of a performance-based award to any Covered Employee (as defined in the 2005 Plan) for any fiscal year of the Company will be $1,000,000. Shares which are subject to awards which terminate, expire, are cancelled, exchanged, forfeited, lapse or are settled for cash may be utilized again with respect to awards granted under the Plan.

With respect to any options that are awarded, the exercise price pursuant to which common stock may be purchased will be determined by the Compensation Committee, but will not be less than the fair market value (as defined in the 2005 Plan) of the common stock on the date the option is granted. Under the 2005 Plan, fair market value, on a given day, is defined as the mean of the closing bid and asked prices of the common shares as reported that day on the OTC Bulletin Board. No option shall be exercisable more than 10 years after the date of grant. The 2005 Plan also grants the Compensation Committee discretion to accelerate vesting or extend the time available for exercise of options after termination of an executive so long as termination is not for cause (as determined by the Compensation Committee).

Description of Option Amendments

Section 409A was recently added to the Code, which addresses deferred compensation arrangements. Pursuant to Section 409A, certain options granted with an exercise price less than the fair market value of the underlying stock on the date of grant that vested after December 31, 2004 are deferred compensation arrangements subject to Section 409A (the “409A Options”) and can result in taxable income to an optionee with respect to such discount options (or portions thereof) prior to exercise, including regular state and federal income taxes plus a 20% additional federal income tax and interest charges. The amendments to the options described in this report were made in accordance with certain guidance issued by the Internal Revenue Service with respect to Section 409A and were made solely to avoid the potential adverse tax consequences of Section 409A.

On December 19, 2007, our Compensation Committee approved the amendment of that portion of certain option agreements (the “Option Agreements”) between the Company and each of Michael R. McElwrath, Garry R. Ward, Thomas E. Williams and Alex Yang that covers the 409A Options. The portion of the Option Agreements that covers any options that vested prior to January 1, 2005 remains unchanged. The Option Agreements with Mr. McElwrath, Mr. Ward and Mr. Williams were each amended to increase the exercise price of the 409A Options to the fair market value on the date of grant of those options. With respect to 500,000 of Mr. McElwrath’s options, the 409A Options were amended to change the exercise price from $0.65 to $1.30. With respect to 40,000 of Mr. McElwrath’s 409A Options, the options were amended to change the exercise period from any time on or before January 29, 2009 to a fixed exercise date during 2008. With respect to 60,000 of Mr. McElwrath’s 409A Options, the options were amended to change the exercise period from any time on or before October 13, 2013 to a fixed exercise date during 2008. The exercise period for an additional 160,000 of Mr. McElwrath’s 409A Options was changed from any time on or before October 13, 2013 to a fixed exercise date during 2009. With respect to 300,000 of Mr. Ward’s 409A Options, the options were amended to change the exercise price from $2.00 to $2.37. With respect to 300,000 of Mr. Williams’ 409A Options, the options were amended to change the exercise price from $2.00 to $2.09. With respect to Mr. Yang’s 480,000 409A Options, the options were amended to change the exercise period from any time on or before January 29, 2009 to a fixed exercise date during 2008. In conjunction with the amendment of the Option Agreements, on December 19, 2007, our Compensation Committee also approved the grant of 338,542, 115,625 and 28,125 shares of restricted stock to Mr. McElwrath, Mr. Ward and Mr. Williams, respectively, which will vest during 2008. The value of the restricted stock on the date of grant approximated the aggregate increase in exercise price of the amended 409A Options.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the number of unexercised options segregated by those that were exercisable and those that were unexercisable at December 31, 2007.

2007 Outstanding Equity Awards

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Michael R. McElwrath	01/29/02	60,000	—	(1)	0.65	01/29/09	—		—
	10/13/03	480,000	—	(2)	0.65	10/13/13	—		—
	12/23/04	160,000	40,000	(3)	2.00	12/23/09	—		—
	02/02/06	200,000	300,000	(3)	2.00	02/02/16	—		—
	12/19/07	500,000	—	(2)	1.30	10/13/13	—		—
	12/19/07	—	40,000	(1)	0.65	12/31/08	—		—
	12/19/07	—	60,000	(2)	0.65	12/31/08	—		—
	12/19/07	—	160,000	(2)	0.65	12/31/09	—		—
	03/21/07	—	—		—	—	450,000	(4)	432,000
	12/27/07	—	—		—	—	338,542	(5)	325,000

Randall D. Keys	06/18/04	400,000	—	(6)	2.00	06/18/09	—		—
	01/25/07	—	40,000	(7)	0.765	01/25/17	—		—
	10/01/07	—	450,000	(8)	1.050	10/01/17	—		—
	10/01/07	—	—		—	—	100,000	(9)	96,000

Bruce N. Huff(10)	05/01/04	300,000	—	(11)	2.00	05/01/09	—		—
	12/23/04	240,000	—	(11)	2.00	12/23/09	—		—

Don Duttlinger(12)	05/16/07	75,000	225,000	(13)	1.145	05/16/17	—		—

Garry R. Ward	02/01/04	100,000	—	(14)	2.00	02/01/14	—		—
	12/23/04	160,000	40,000	(3)	2.00	12/23/09	—		—
	02/02/06	20,000	30,000	(3)	2.00	02/02/16	—		—
	03/13/07	—	50,000	(8)	0.875	03/13/17	—		—
	12/19/07	300,000	—	(14)	2.37	02/01/14	—		—
	12/27/07	—	—		—	—	115,626	(15)	111,000

Zhendong “Alex” Yang	08/08/03	320,000	—	(16)	0.65	01/29/09	—		—
	03/13/07	—	30,000	(8)	0.875	03/13/17	—		—
	12/19/07	—	480,000	(16)	0.65	12/31/08	—		—

(1)	The options aggregate to an original grant to purchase 100,000 shares of common stock. Of the original grant, options to purchase 60,000 shares of our common stock vested 20% on grant date, and 20% on each grant date anniversary thereafter. These options vested on or before December 31, 2004 and, therefore, were not affected by Section 409A of the Code. The balance of the options to purchase 40,000 shares of our common stock represent 409A Options and were amended on December 19, 2007. With respect to these 409A Options, the options were amended to change the exercise period from any time on or before January 29, 2009 to a fixed exercise date during 2008. See “Compensation Tables and Additional Information—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Description of Option Amendments.”

(2)	The options aggregate to an original grant to purchase 1,200,000 shares of our common stock. Of the original grant, options to purchase 480,000 shares of our common stock vested 20% on grant date, and 20% on each grant date anniversary thereafter. These options vested on or before December 31, 2004 and, therefore, were not affected by Section 409A of the Code. The remaining options exercisable for 720,000 shares of our common stock are 409A Options and were amended on December 19, 2007. With respect to these 720,000 shares subject to Mr. McElwrath’s 409A Options, the options were amended to (1) change the exercise period with respect to 60,000 of the 720,000 shares subject to the original option to purchase 1,200,000 shares of our common stock from anytime on or before October 13, 2013 to a fixed date in 2008, (2) change the exercise period with respect to 160,000 of the 720,000 shares subject to the original option to purchase 1,200,000 shares of our common stock from any time on or before October 13, 2013 to a fixed date during 2007 and (3) change the exercise price with respect to 500,000 of the 720,000 shares subject to the original option to purchase 1,200,000 shares of our common stock from $0.65 to $1.30 per share, the fair market value of our common stock on the date of grant. See “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Description of Option Amendments.” See also footnote (5) below for a description of the restricted stock granted to Mr. McElwrath to compensate him for the loss in the value of his options as a result of the amendments of the 409A Options.
(3)	These options vest 20% on grant date, and 20% on each grant date anniversary thereafter.
(4)	This restricted stock will vest in three equal annual installments beginning on the first anniversary date of the grant.
(5)	This restricted stock was granted to Mr. McElwrath to compensate him for the loss in the value of his options as a result of the amendments of the 409A Options and vested weekly in eight equal installments on each of March 28, April 4, April 11, April 18, April 25, May 2, May 9, and May 16 of 2008. The value of the restricted stock on the date of grant approximated the aggregate increase in exercise price of the amended 409A Options. See “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Description of Option Amendments.” See also footnotes (1) and (2) above for a description of the amendments of the 409A Options.
(6)	These options vested 25% on grant date, and 25% on each grant date anniversary thereafter.
(7)	These options vested on January 25, 2008.
(8)	These options will vest in three equal annual installments beginning on the first anniversary date of the grant.
(9)	These shares vested on April 1, 2008.
(10)	Mr. Huff resigned as Chief Financial Officer of the Company on September 15, 2007.
(11)	These options vested 20% on grant date, and 20% on each grant date anniversary thereafter. These vested shares are not subject to forfeiture prior to the option expiration date.
(12)	Mr. Duttlinger resigned as President of Far East Energy (Bermuda), Ltd. on January 7, 2008.
(13)	These options vest 25% on date of grant, and 25% on each grant date anniversary thereafter. Mr. Duttlinger resigned from the Company in January 2008 and in connection with his termination he forfeited unvested options to purchase 300,000 shares.
(14)	The options aggregate to an original grant to purchase 400,000 shares of common stock. Of the original grant, options to purchase 100,000 shares of our common stock vested 25% on date of grant, and 25% on each grant date anniversary thereafter. These options vested on or before December 31, 2004 and, therefore, were not affected by Section 409A of the Code. The balance of the options to purchase 300,000 shares of our common stock represent 409A Options and were amended on December 19, 2007. With respect to these 409A Options, the options were amended to change the exercise price with respect to the options from $2.00 to $2.37 per share, the fair market value of our common stock on the date of grant. See “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Description of Option Amendments.” See also footnote (15) below for a description of the restricted stock granted to Mr. Ward to compensate him for the loss in the value of his options as a result of the amendments of the 409A Options.
(15)

This restricted stock was granted to Mr. Ward to compensate him for the loss in the value of his options as a result of the amendments of his 409A Options and will vest in two equal installments with one on each of April 1, 2008 and the other on May 1, 2008. The value of the restricted stock on the date of grant approximated the aggregate increase in exercise price of the amended 409A Options. See “—Narrative to

Summary Compensation Table and Grants of Plan-Based Awards Table—Description of Option Amendments.” See also footnote (14) above for a description of the amendment of the 409A Options.
(16)	The options aggregate to an original grant to purchase 800,000 shares of common stock. Of the original grant, options to purchase 320,000 shares of our common stock vested 20% on grant date and an additional 20% on January 29 of each year thereafter. These options vested on or before December 31, 2004 and, therefore, were not affected by Section 409A of the Code. The balance of the options to purchase 480,000 shares of our common stock represents 409A Options, which options were amended on December 19, 2007. With respect to these 409A Options, the options were amended to change the exercise period from any time on or before January 29, 2009 to a fixed date in 2008. See “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Description of Option Amendments.”

Potential Payments Upon Termination or Change in Control

For a description of the potential payments to our Named Executive Officers upon termination or a change in control, see “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements with Executive Officers” above. For further discussion of the determination of termination benefits, see “Compensation Discussion and Analysis—Total Compensation and Description and Allocation of Its Components—Post-Termination Compensation.”

Quantification of termination benefits. The following table quantifies the termination benefits due to each of the executive officers, in the event of terminations for various reasons, including any termination occurring within 24 months following a change of control. The amounts were computed as if each executive officer’s employment terminated on December 31, 2007.

2007 Potential Termination Benefits for Named Executive Officers

Executive Officer / Element of Compensation	Termination due to Death or Disability	Termination for Other than Cause, Death or Disability; or by Executive for Good Reason	Termination for Other than Cause, Death or Disability; within 24 Months Following a Change of Control
Michael R. McElwrath
Salary and bonus	$—	$830,000	$1,245,000
Equity awards(1)	837,600	—	837,600
Benefits(2)	—	57,460	79,110
Tax Gross-up(3)	—	—	526,612

Total Mr. McElwrath	$837,600	$887,460	$2,688,322

Randall D. Keys
Salary and bonus(4)	$—	$24,038	$24,038
Equity Awards(1)	—	—	103,800

Total Mr. Keys	$—	$24,038	$127,838

Garry R. Ward
Salary and bonus	$50,000	$50,000	$50,000
Equity awards(1)	—	—	115,250

Total Mr. Ward	$50,000	$50,000	$165,250

Zhendong “Alex” Yang
Salary and bonus(6)	$—	$24,077	$24,077
Equity awards(1)(7)	—	—	151,350

Total Dr. Yang	$—	$24,077	$175,427

(1)	Equity awards are quantified at the intrinsic value on December 31, 2007 of all options and restricted stock that was not fully vested and exercisable, but would become exercisable, under the terms of the Name Executive Officer’s employment agreement, due to the form of termination specified in the column heading. The intrinsic value of options is determined by calculating the difference between the closing market price of our common stock on December 31, 2007, which was $0.96 per share, and the exercise price of the option, and multiplying that difference by the number of options exercisable at that given exercise price. The intrinsic values of all the options are then totaled. The intrinsic value of restricted stock is equal to the number of shares times the closing price of our common stock on December 31, 2007.
(2)	Benefits quantified include the incremental cost to the Company of continuing health care benefits (based on January 2008 premium rates) and the cost of the Company’s matching contributions.
(3)	Tax gross-up refers to reimbursement for any excise tax the Named Executive Officer is required to pay under Section 4999 of the Code for excess parachute payments. This amount reflects the estimated gross-up payments that would be due to Mr. McElwrath as if he had been terminated on December 31, 2007.
(4)	Mr. Keys has no employment contract with the Company. His severance is determined by Company policy at December 31, 2007, which provides for one week’s salary for each year or partial year of service, plus a base of two weeks if employment is terminated without cause (as determined by the Company). Mr. Keys joined the Company as a director in 2004.
(5)	In the event that Mr. Keys’ employment with the Company is terminated upon or within 24 months of a Change of Control (as defined in the 2005 Plan), all options granted to Mr. Keys shall be immediately and fully vested and exercisable as of the date of termination, and all restrictions on restricted stock will be removed as of the date of termination.
(6)	Dr. Yang’s severance is determined by Company policy at December 31, 2007, which provides for one week’s salary for each year or partial year of service, plus a base of two weeks. Dr. Yang joined the Company in 2002.
(7)	Dr. Yang’s equity compensation in the event of a change of control includes $148,800 for the intrinsic value of 480,000 options to purchase common stock, which were not exercisable as of December 31, 2007, but became exercisable on January 2, 2008.

Bruce N. Huff resigned as Chief Financial Officer of the Company on September 15, 2007. There were no severance or other payments made to Mr. Huff in connection with his separation. Jeffrey R. Brown served as President of Far East Energy (Bermuda), Ltd. until his resignation on May 16, 2007. In connection with his resignation, Mr. Brown entered into a release agreement with FEEB and the Company on May 17, 2007. Under the release agreement, Mr. Brown agreed to perform certain transition services for a period of six months from the effective the date of his resignation in exchange for a transition fee of $12,000. In addition, in consideration of Mr. Brown’s release of all claims, FEEB and the Company agreed to pay Mr. Brown the following severance benefits: a severance payment of $80,000, less applicable withholdings, and certain relocation costs up to $6,000. The total termination benefits paid to Mr. Brown were $98,000, reported in the “All Other Compensation” column of the Summary Compensation Table. Mr. Duttlinger resigned as President of Far East Energy (Bermuda), Ltd. on January 7, 2008. He received no termination benefits in connection with his resignation and would have received no termination benefits if his employment was terminated on December 31, 2007.

Directors’ Compensation

The following table summarizes compensation paid to non-employee directors for 2007. Mr. McElwrath is the only employee serving as a director and he does not receive any additional compensation for his service on the Board. Mr. Keys served as an independent director on our Board from June 2004 until his appointment as Chief Financial Officer on October 1, 2007, at which time he resigned from the Board and its committees. All of Mr. Keys’ compensation, including all compensation earned from service on the Board, is reported in the 2007 Summary Compensation Table under “All Other Compensation.”

2007 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)(1)		Total ($)
Thomas E. Williams	37,000	1,063	(3)	42,767	(2)(3)	80,830
William A. Anderson(4)	12,250	—		50,531	(4)	62,781
C.P. Chiang(5)	26,500	—		63,434	(2)(5)	89,934
Donald A. Juckett	34,750	—		49,197	(2)	83,947
John C. Mihm	52,750	—		51,834	(2)	104,584

(1)	Stock Awards and Option Awards are quantified in the table according to the amount included in 2007 share-based compensation expense for the awards granted to each named director through the end of fiscal year 2007. See Footnote 10 to the Consolidated Financial Statements which is included in Part II of this report for assumptions used in valuing these awards and the methodology for recognizing the related expense. The expense has been modified in accordance with SEC rules to eliminate forfeiture assumptions in computing the expense for the year. There were no actual forfeitures during 2007 by any of the named directors. All options are for the purchase of our common stock. All stock awards are grants of restricted stock representing time-vesting shares of our common stock.
(2)	On January 25, 2007, Mr. Williams, Mr. Chiang, Mr. Juckett, and Mr. Mihm were granted options to purchase 40,000 shares of our common stock at an exercise price of $0.765 per share, which was equal to the fair market value of our common stock on that date. The grant date fair values of these awards were $23,200 to each of these directors.
(3)	Options to purchase 100,000 shares of our common stock represent 409A Options and were amended on December 19, 2007. With respect to these 409A Options, the options were amended to change the exercise price with respect to the options from $2.00 to $2.09 per share, the fair market value of our common stock on the date of grant. The amendment to the options had no fair value as the terms of the amended options are more restrictive than those of the original terms of the options and there has been no increase in fair value. This restricted stock was granted to Mr. Williams to compensate him for the loss in the value of his options as a result of the amendments of his 409A Options. The value of the restricted stock on the date of grant approximated the aggregate increase in exercise price of the amended 409A Options. The grant date fair value of the restricted stock was $27,000. See “Compensation Tables and Additional Information —Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Description of Option Amendments.”
(4)	On October 1, 2007, Mr. Anderson was appointed as a director. On that date, he was granted options to purchase 210,000 shares of our common stock at an exercise price of $1.05 per share, which was equal to the fair market value of our common stock on that date. The grant date fair value of the options was $161,700.
(5)	On January 25, 2007, Mr. Chiang was granted options to purchase up to 160,000 shares of our common stock at an exercise price of $0.765 per share, which was equal to the fair market value of our common stock on that date. The grant date fair value of this award was $88,000.

The table below provides information regarding the outstanding stock option and restricted stock awards for each of our directors as of December 31, 2007.

2007 Outstanding Equity Awards for Directors

Name	Number of Securities Underlying Unexercised Options (#)	Number of Shares of Stock That Have Not Vested (#)
Thomas E. Williams	440,000	40,000
John C. Mihm	440,000	40,000
William A. Anderson	210,000	157,500
C.P. Chiang	200,000	160,000
Donald A. Juckett	440,000	40,000

In 2007, the Company began paying cash compensation to non-employee directors for their service on the Board. In January 2007, the Board approved a standard compensation arrangement for directors, effective January 1, 2007, as follows:

Annual cash retainer	$15,000	annually
Board meetings in person	1,500	for each meeting
Board meetings by telephone	500	for each meeting
Committee meetings in person	1,000	for each meeting
Committee meetings by telephone	500	for each meeting
Committee Chairman retainer	5,500	annually
Audit Committee Chairman retainer	12,000	annually
Board Chairman retainer	12,000	annually

The Company also reimburses directors for the reasonable expenses they incur to attend Board, Board committee and/or investor relations meetings. In addition, in 2007, the Board approved an annual grant of options to purchase 40,000 shares of common stock to each non-employee director, which will have an exercise price equal to fair market value on date of grant, a term of ten years and will vest 100% on the first anniversary of the date of grant. The fair market value, on a given date, is the mean of the closing bid and asked prices of the common shares as reported that day on the OTC Bulletin Board. These grants are expected to be made during the first quarter each fiscal year. The 2007 grant to each of the five non-employee directors was made on January 25, 2007. The options have an exercise price of $0.765, which was the fair market value of our stock on the date of grant.

From time to time, non-employee directors have received grants of options to purchase the Company’s common stock in consideration for their service on the Board. In 2004, John C. Mihm, Donald A. Juckett, and Thomas E. Williams each received an option grant to purchase 400,000 shares of the Company’s common stock, which were granted upon their initial election as directors. The options vest over three years and have a five-year term and an exercise price of $2.00 per share. On December 19, 2007, 100,000 of Mr. Williams’ shares from his 2004 option grant were modified to increase the exercise price to $2.09, in conjunction with this modification he was granted 28,125 shares of restricted stock to compensate Mr. Williams for the loss of value to his options as a result of the amendment. See footnote (3) to the Director Compensation Table above for further explanation.

In addition to the annual grants of options to directors described above, we typically grant options to directors upon their initial appointment or election as a director. On January 25, 2007, C. P. Chiang received an option grant of 160,000 shares, with a ten year term and an exercise price of $0.765, which was the fair market value of our stock on that date. The options will vest over three years, with 25% vested immediately and an additional 25% vesting on the first, second and third anniversary of the date of grant. William A. Anderson was appointed to the Board effective October 1, 2007, and on that date he received an option of 210,000 shares, with a ten year term and an exercise price of $1.05, which was the fair market value of our stock on that date. The options will vest over three years, with 25% vested immediately and an additional 25% vesting on the first, second and third anniversary of the date of grant. If upon or within 24 months of a Change of Control (as defined in the 2005 Plan) a director’s service in their capacity as a director of the Company is terminated, then all options granted to the director will immediately and fully vest and be exercisable as of the date their service is terminated.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Review of Related Person Transactions

In accordance with the audit committee charter, the Audit Committee reviews related person transactions. It is the Company’s policy that it will not enter into transactions that are considered related person transactions that are required to be disclosed under Item 404 of Regulation S-K unless the audit committee or another independent body of the Board of Directors first reviews and approves the transactions. The Board of Directors and the Pricing Committee, which consisted entirely of independent directors, reviewed and approved the transactions listed below under “—Sale of Securities to Certain Stockholders.”

Sale of Securities to Certain Stockholders

From May 30, 2008 through June 5, 2008, the Company sold shares of Common Stock for $0.50 per share and warrants to purchase the Company’s Common Stock for $1.00 per share to certain stockholders, including an executive officer and holders of 5% or more of our shares of Common Stock, as detailed below.

Stockholder and Relationship to the Company	Date of Sale	Shares Purchased	Warrants Purchased
Phil A. Christian Executive Officer	June 2, 2008	100,000	35,000

Persistency* Holder of 5% or more of our Common Stock	May 30, 2008	4,000,000	1,400,000

International Finance Corporation Holder of 5% or more of our Common Stock	June 2, 2008	2,250,000	1,575,000

*	Andrew Morris shares dispositive and voting power over the shares of the Company’s Common Stock held by Persistency. Mr. Morris purchased 150,000 shares and warrants to purchase up to 52,500 shares of Common Stock at a purchase price of $1.00 per share in the May—June 2008 offering.

Description of Stock Subscription Agreement with International Finance Corporation. On June 2, 2008, the Company entered into a stock subscription agreement (the “Stock Subscription Agreement”) with International Finance Corporation (“IFC”) pursuant to which the Company agreed to issue to IFC 4,500,000 shares of the Company’s common stock, par value $0.001, for aggregate gross proceeds to the Company of $2,250,000. In conjunction with the transaction, the Company agreed to issue to IFC warrants for the purchase of up to 1,575,000 shares of our common stock at an exercise price of $1.00 pursuant to a warrant agreement between the Company and Continental Stock Transfer & Trust Company, as warrant agent. The terms of the Stock Subscription Agreement are substantially similar to the terms of the prior stock subscription agreement between the Company and IFC dated August 24, 2007. Pursuant to the Stock Subscription Agreement, the Company agreed to certain covenants, which include, among other things, an obligation to comply with certain IFC social and environmental policies and maintain certain insurance coverages.

The warrants issued in 2008 will terminate on the earlier of May 30, 2013 or the date fixed for redemption of the warrant under the warrant agreement. The warrants will be exercisable only if a registration statement relating to the common stock issuable upon exercise of the warrants is effective and such securities are qualified for sale or exempt from qualification under applicable securities laws of the state or other jurisdiction in which the registered holder resides. The Company may call the outstanding warrants for redemption in whole or in part at a price of $0.01 per warrant upon forty-five days’ prior notice of redemption to each warrant holder if, and only if, the trading price of the Company’s common stock has equaled or exceeded $2.00 per share for fifteen or more consecutive trading days. The trading price of the Company’s common stock means (a) if the common stock is actively traded on any national securities exchange or any NASDAQ quotation or market system, then the highest price at which sales of a share of common stock shall have been sold during such trading day and (b) if the shares of common stock are not actively traded on any such exchange or system, then the highest sale price of a share of common stock during such trading day. Additionally, the exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances. In the Company’s sole discretion, it may delay the expiration date of the warrants. The Company may also reduce the exercise price of the warrants for a period of not less than 10 days.

SECURITY OWNERSHIP

The following table sets forth, as of August 12, 2008, certain information with respect to the beneficial ownership of the Company’s Common Stock by (a) each stockholder beneficially owning more than 5% of the Company’s outstanding Common Stock; (b) each director and director nominee of the Company who is a stockholder of the Company; (c) each of the Named Executive Officers who is a stockholder of the Company; and (d) all executive officers and Directors of the Company as a group. The total shares outstanding on August 12, 2008 were 161,210,390.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Outstanding Common Stock
Dynamis Energy Fund, LP, Dynamis Energy Fund, Ltd(1)	10,322,222	(1)	6.3%
International Finance Corporation(2)	21,580,360	(2)	12.9%
Goldman Sachs & Co.(3)	11,400,000	(3)	6.9%
Persistency(4)	18,600,579	(4)	11.4%
Directors:
Thomas E. Williams	440,000	(5)	*
William A. Anderson(6)	115,000	(6)	*
C. P. Chiang	120,000	(7)	*
Donald A. Juckett	479,100	(8)	*
John C. Mihm	452,500	(9)	*
Lucian L. Morrison	47,000	(10)	*
Director and Executive Officer:
Michael R. McElwrath	2,380,567	(11)	1.5%
Other Executive Officers:
Phil A. Christian(12)	255,000	(12)	*
Randall D. Keys(13)	727,971	(13)	*
Garry R. Ward	606,667	(14)	*
Zhendong “Alex” Yang	810,000	(15)	*
All Directors and Executive Officers as a Group (11 persons)	6,433,805	(16)	3.9%

*	Less than 1%.
(1)	The address of Dynamis Energy Fund, LP and Dynamis Energy Fund, Ltd. is 310 4th St. NE, Suite 101, Charlottesville, VI 22902. Shares listed in the table include 2,100,000 shares which are issuable upon the exercise of warrants within 60 days of August 12, 2008.
(2)	The amount of beneficial ownership of the shares is based on a Schedule 13G/A filed with the SEC June 20, 2008. The address for International Finance Corporation is 2121 Pennsylvania Avenue, N.W., Washington, D.C. 20433. Shares listed in the table include 5,594,908 shares which are issuable upon the exercise of warrants within 60 days of August 12, 2008.
(3)

The address of Goldman Sachs & Co. is 30 Hudson Street, 4th floor, Jersey City, New Jersey 07302. Shares listed in the table include 2,100,000 shares which are issuable upon the exercise of warrants within 60 days of August 12, 2008.

(4)	The amount of beneficial ownership of the shares is based on a Schedule 13G/A filed with the SEC June 2, 2008. The address of Persistency is 1270 Avenue of the Americas, Suite 2100, New York, New York 10020. Based on the Schedule 13D, Persistency, Persistency Capital, LLC and Mr. Andrew Morris have shared dispositive and voting power over the shares. Each of the parties disclaim any beneficial ownership of the shares. To the Company’s knowledge, the amount of shares listed in the table includes 1,400,000 shares which are issuable upon the exercise of warrants within 60 days of August 12, 2008.
(5)	Includes 440,000 shares which Thomas E. Williams may purchase pursuant to options which are exercisable within 60 days of August 12, 2008.
(6)

William A. Anderson was appointed to the Board of Directors effective October 1, 2007. Includes 105,000 shares which he may purchase pursuant to options which are exercisable within 60 days of August 12, 2008.

Mr. Anderson disclaims beneficial ownership of 10,000 of these shares that are held by Anderson Securities Corp. except to the extent of his pecuniary interest therein, and the inclusion of these shares in this table shall not be deemed an admission of beneficial ownership of all of the reported shares for any purpose.

(7)	Includes 120,000 shares which C.P. Chiang may purchase pursuant to options which are exercisable within 60 days of August 12, 2008.
(8)	Includes 440,000 shares which Donald A. Juckett may purchase pursuant to options which are exercisable within 60 days of August 12, 2008.
(9)	Includes 440,000 shares which John C. Mihm may purchase pursuant to options which are exercisable within 60 days of August 12, 2008.
(10)	Includes 47,000 shares which Lucian L. Morrison may purchase pursuant to options which are exercisable within 60 days of August 12, 2008.
(11)	Includes 1,760,000 shares which Michael R. McElwrath may purchase pursuant to options which are exercisable within 60 days of August 12, 2008.
(12)	Phil A. Christian was appointed as President, Chief Operating Officer and Country Manager of Far East Energy (Bermuda), Ltd. effective March 12, 2008. Includes 35,000 shares which he may purchase pursuant to warrants and 120,000 shares of restricted stock that will vest within 60 days of August 12, 2008.
(13)	Randall D. Keys was appointed as Chief Financial Officer effective October 1, 2007. Includes 590,000 shares which Randall D. Keys may purchase pursuant to options which are exercisable within 60 days of August 12, 2008.
(14)	Includes 606,667 shares which Garry R. Ward may purchase pursuant to options which are exercisable within 60 days of August 12, 2008.
(15)	Includes 810,000 shares which Zhendong “Alex” Yang may purchase pursuant to options which are exercisable within 60 days of August 12, 2008.
(16)	Includes 5,358,667 shares which may be purchased pursuant to options which are exercisable within 60 days of August 12, 2008 by the directors and executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers, directors and persons who own more than ten percent of the Company’s common stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by the SEC’s regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on the Company’s review of the copies of such forms received by the Company, the Company believes that all filing requirements applicable to the Company’s officers, directors and greater than ten percent stockholders for the year ended December 31, 2007, were complied with, except for the timely filing of one Form 3 for C. P. Chiang.

Form 10-K and Financial Statements Available

A copy of the Company’s 2007 Annual Report on Form 10-K is enclosed. Stockholders may request another copy of the Form 10-K without charge upon written request to the Secretary, 363 N. Sam Houston Parkway East, Suite 380, Houston, Texas 77060. Financial statements are also on file with the Securities and Exchange Commission, Washington, D.C. 20549 and are available on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, current and prospective investors can access the Form 10-K free of charge by linking directly from the Company’s website under the “Investor Relations—SEC Filings” caption to the Edgar Database of the Securities and Exchange Commission. The Company’s website can be found at www.fareastenergy.com. The Company will also furnish any exhibit to the Form 10-K if specifically requested.

Attendance at the Meeting by Payne, Smith & Jones, P.C.

Payne, Smith & Jones, P.C. served as the Company’s independent registered public accounting firm for the year ended December 31, 2007. Representatives of Payne, Smith & Jones, P.C. are expected to be present at the Meeting and to be available to respond to appropriate questions. They will be given the opportunity to make a statement if they wish to do so.

OTHER BUSINESS

The Board of Directors does not expect there will be presented at the Meeting any business other than the election of the Directors as described above. If other matters properly come before the Meeting, the persons named on the accompanying proxy card will vote the returned proxies as the Board of Directors recommends.

Please date, sign and return the proxy at your earliest convenience. A prompt return of your proxy will be appreciated as it will save the expense of further mailings.

By order of the Board of Directors,

Houston, Texas	ANDREW LAI
August 20, 2008	Secretary

PROXY	PROXY

FAR EAST ENERGY CORPORATION

Annual Meeting of Stockholders—September 30, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby (1) acknowledges receipt of the notice, dated August 20, 2008, of the Annual Meeting of Stockholders of Far East Energy Corporation (herein called the “Company”) to be held on Tuesday, September 30, 2008, at 10:00 a.m., local time, at the Crowne Plaza Greenspoint, 425 N. Sam Houston Parkway E., Houston, Texas 77060, and the Proxy Statement, also dated August 20, 2008, in connection therewith, and (2) constitutes and appoints Michael R. McElwrath and Andrew Lai, and each of them (if only one be present, then by that one alone), his attorneys and proxies, with full power of substitution and revocation to each, for and in the name, place and stead of the undersigned, to vote, and act with respect to, all of the shares of common stock, par value $0.001 per share, of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at said meeting and at any adjournment thereof. The Board of Directors of the Company recommends a vote FOR election of its seven nominees for directors set forth on the reverse side.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all nominees listed in Proposal 1. Discretion will be used with respect to such other matters as may properly come before the meeting or at any adjournment thereof.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

FAR EAST ENERGY CORPORATION

PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.    ☑

1. Election of Directors:	For All	Withhold All	For All Except	2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
Nominees:

(1) Thomas E. Williams	☐	☐	☐
(2) Michael R. McElwrath	☐	☐	☐
(3) William A. Anderson	☐	☐	☐
(4) C.P. Chiang	☐	☐	☐
(5) Donald A. Juckett	☐	☐	☐
(6) John C. Mihm	☐	☐	☐
(7) Lucian L. Morrison	☐	☐	☐

Instruction: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the nominee(s) name(s) on the line below.

☐				MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW AT LEFT

Date:

Signature of Stockholder(s)

When shares are held by joint tenants, both should sign. When signing as an agent, attorney, administrator, executor, guardian or trustee, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer who should indicate his title. If a partnership, please sign in partnership name by authorized person. Please date, sign and mail this proxy card in the enclosed envelope. No postage is required if mailed in the United States.

á    FOLD AND DETACH HERE    á

EVERY VOTE IS IMPORTANT.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.